Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161272
Registration No. 333-171180

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated December 15, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 17, 2009)

             Shares

Common Stock

We are offering              shares of our common stock to be sold in this offering. Our common stock is traded on the NASDAQ Global Market under the symbol “TOBC.” On December 14, 2010, the closing sale price of our common stock was $22.76 per share, as reported on the NASDAQ Global Market. We urge you to obtain current market prices for our common stock.

Investing in our securities involves risks. You should carefully read this prospectus supplement, the accompanying prospectus, our periodic reports and other information we file with the Securities and Exchange Commission, or the SEC, and any information under the heading “Risk Factors” beginning on page S-13 of this prospectus supplement before making a decision to purchase our securities.

Neither the SEC, any state securities commission, the Federal Deposit Insurance Corporation, or the FDIC, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Tower Bancorp, Inc. before expenses	$	$

The underwriters also may purchase up to an additional              shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about December     , 2010.

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

Janney Montgomery Scott

The date of this prospectus supplement is December     , 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the common stock offered hereby. Some of the information in the accompanying prospectus may not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus. To the extent the description of this offering in the prospectus supplement differs from the description of our common stock in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Unless this prospectus supplement indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “Tower Bancorp,” “Tower” or the “Company” as used in this prospectus supplement refer to Tower Bancorp, Inc. and its subsidiaries, including Graystone Tower Bank, which we sometimes refer to as “Graystone Tower Bank,” the “Bank,” our “bank subsidiary” or our “bank,” and the terms “Graystone Financial” or “Graystone” as used in this prospectus supplement refer to Graystone Financial Corp. and its subsidiaries, including Graystone Bank prior to the merger of Tower Bancorp with Graystone Financial on March 31, 2009. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the option to purchase additional shares granted to the underwriters is not exercised in whole or in part.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements that we make in this prospectus and in the documents incorporated by reference in the prospectus include, but are not limited to, statements regarding:

•	ineffectiveness of our business strategy due to changes in current or future market conditions;

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•	the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services;

•	interest rate movements;

•	changes in credit quality;

•	inability to achieve merger-related synergies;

•	difficulties in integrating distinct business operations, including information technology difficulties;

•	volatilities in the securities markets;

•	deteriorating economic conditions; and

•	other risks and uncertainties, including those detailed below in this prospectus supplement under “Risk Factors” beginning on page S-13 and in our filings with the SEC.

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors may include, but are not limited to the matters described under “Risk Factors” beginning on page S-13.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. The risk factors identified under “Risk Factors” and others not yet known may cause our actual results to differ materially from any forward-looking statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the relevant document incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this prospectus supplement, or the date of the applicable document, other than as may be required by applicable law or regulation. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC, and that are incorporated by reference into this prospectus, which advise interested parties of the risks and other factors that may affect our business, financial condition, results of operation and cash flows.

WHERE YOU CAN FIND MORE INFORMATION

On August 12, 2009, we filed with the SEC a registration statement on Form S-3 under the Securities Act (File No. 333-161272) for the securities being offered under this prospectus supplement, which registration statement was declared effective on August 17, 2009. On December 15, 2010, we filed with the SEC a registration statement on Form S-3 under the Securities Act (File No. 333-171180) pursuant to Rule 462(b) of the Securities Act solely to register an additional $8.5 million of securities, which registration statement became effective upon filing. This prospectus supplement, which is part of both of the aforementioned registration statements, does not contain all of the information set forth in the registration statements and accompanying exhibits. This prospectus supplement contains descriptions of certain agreements or documents that are exhibits to the registration statements. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statements and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

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We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com. Please note that our website addresses are provided as inactive textual references only. Information contained on or accessible through our websites is not part of the prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in the prospectus or the prospectus supplement.

First Chester County Corporation, or First Chester, also filed annual, quarterly and other reports, proxy statements and other information with the SEC. Investors interested in additional information regarding First Chester are urged to read First Chester’s filings with the SEC, which may be obtained at the public reference facilities of the SEC or from the SEC’s website at the addresses identified above. In addition, we have filed First Chester’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, including the First Chester consolidated financial statements contained therein, as exhibits to our Forms 8-K filed with the SEC on December 13, 2010 and November 18, 2010, respectively, which reports are incorporated herein by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC (SEC File No. 001-34277) into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this prospectus supplement and prior to the sale of all the securities covered by this prospectus supplement, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010.

•	Our Definitive Proxy Statement on Schedule 14A, filed on April 23, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010.

•

Our Current Reports on Form 8-K filed on January 27, 2010, February 8, 2010, March 9, 2010, April 28, 2010, May 3, 2010, May 24, 2010, May 25, 2010, June 30, 2010, July 28, 2010, August 26, 2010, October 27, 2010, November 2, 2010, November 15, 2010, November 18, 2010, December 7, 2010, December 8, 2010 and December 13, 2010.

•

The description of our common stock set forth in our registration statement on Form 8-A/A filed with the SEC on December 10, 2010 pursuant to the Exchange Act, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

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These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Attention: Carl D. Lundblad, Corporate Secretary

Phone No.: (717) 231-2700

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, and may not contain all of the information that you need to consider in making your investment decision. To understand the terms of the common stock offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares we are offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine if an investment in our common stock is appropriate for you. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Tower Bancorp, Inc.

Tower Bancorp, Inc., or Tower, is a Pennsylvania corporation and a registered financial holding company based in Harrisburg, Dauphin County, Pennsylvania, with principal executive offices at 112 Market Street, Harrisburg, Pennsylvania. We were incorporated in 1983. As a financial holding company, we are subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Our primary subsidiary is Graystone Tower Bank, a Pennsylvania-chartered bank.

On December 10, 2010, we completed an acquisition of First Chester County Corporation, or First Chester, the parent company of First National Bank of Chester County, or FNB. See “Recent Developments — First Chester Merger” below.

On a pro forma basis as of September 30, 2010, assuming the First Chester merger had occurred on such date, we had total assets of approximately $2.7 billion, total deposits of approximately $2.3 billion and shareholders’ equity of approximately $216.7 million.

History and Business Strategy

On March 31, 2009, we merged with Graystone Financial Corp., a privately held, non-reporting corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Pursuant to a merger agreement between Tower and Graystone, Tower remained the surviving bank holding company and the First National Bank of Greencastle, the wholly-owned bank subsidiary of Tower, merged with and into Graystone Bank, the wholly-owned subsidiary of Graystone, with Graystone Bank as the surviving institution under the name “Graystone Tower Bank.”

Graystone Tower Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. As a state chartered bank, Graystone Tower Bank is subject to regulation by the Federal Deposit Insurance Corporation, or FDIC, and the Pennsylvania Department of Banking and undergoes periodic examinations by these regulatory authorities.

Graystone Tower Bank is a full-service community bank. After giving effect to the First Chester merger, the Bank operates 49 offices in Centre, Chester, Cumberland, Dauphin, Delaware, Franklin, Fulton, Lancaster, Lebanon and York Counties of Pennsylvania and Washington County of Maryland. Through Graystone Tower Bank’s Graystone Bank Division, Tower Bank Division and 1N Bank Division (comprised of the former FNB branches in Chester County and Delaware County), together with our Wealth Management Division and mortgage banking subsidiary, Graystone Mortgage, LLC, we offer a complete range of financial products to consumers, businesses, and not-for-profit customers.

The principal component of earnings for Graystone Tower Bank is net interest income, which is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The net interest margin, which is the ratio of net interest income to average earning assets, is affected by several factors including market interest rates, economic conditions, loan and lease demand, deposit activity and funding mix. Graystone Tower Bank seeks to maintain a steady net interest margin and consistent growth of net interest income.

Graystone Tower Bank offers residential mortgage services through a mortgage banking subsidiary, Graystone Mortgage, LLC, in which Graystone Tower Bank holds a 90% membership interest. Additionally, through Graystone Tower Bank’s Wealth Management Division, comprised primarily of the former FNB Wealth Management Division, we provide a broad range of trust and investment management services and administer and provide services for estates, trust, agency accounts and individual and employer sponsored retirement plans. At September 30, 2010, FNB’s Wealth Management Division administered or provided investment management services to accounts that held assets with an aggregate market value of approximately $511 million. For the nine months ended September 30, 2010, First Chester recognized non-interest income from FNB’s Wealth Management Division and related activities of approximately $ 2.9 million. In addition to retail and commercial banking and wealth management services, we offer an array of investment opportunities, including mutual funds, annuities, retirement planning and insurance through FNB Insurances Services, LLC, a wholly-owned subsidiary of Graystone Tower Bank.

We have a two-pronged growth strategy. We focus on both organic growth and strategic acquisitions. Our organic growth strategy focuses on loan and deposit growth through de novo branch office expansion and investment in technology and teams of experienced community bankers. We have opened 14 de novo branch offices since Graystone Tower Bank was incorporated in September 2005. During 2009, Graystone Tower Bank opened two de novo branch offices in Lancaster and Lebanon Counties, Pennsylvania. Additional de novo branch offices in downtown State College, Centre County, Dillsburg, York County, and Hanover, York County, Pennsylvania were opened in February, April and November 2010, respectively. We anticipate opening new branches in Carlisle, Cumberland County, and Myerstown, Lebanon County, Pennsylvania during 2011. Moreover, in October 2010 we opened a loan production office in Berks County, Pennsylvania to support a commercial lending team recently added from this market. As we continue to de novo branch, we will further evaluate our branch franchise and will make changes where we believe are appropriate. We are committed to investing in the latest technology to support continued growth and attracting and retaining experienced commercial and retail bankers that are passionate about our community banking relationship model. On the strategic acquisition side, we focus on community banks and thrifts that are an approximate two hour drive from the Harrisburg metropolitan area. There are over 50 community banks and thrifts with assets between $200 million and $1.5 billion (excluding mutual or non-stock savings institutions) in our existing and contiguous markets. Additionally, we would consider non-bank acquisition opportunities, specifically to enhance our wealth management business.

Recent Developments

First Chester Merger

On December 10, 2010, we completed our acquisition of First Chester and its wholly-owned subsidiary, FNB, which broadened our geographic markets into demographically attractive and contiguous markets predominantly located in the Pennsylvania counties of Chester and Delaware. In connection with the First Chester merger, we issued approximately 2.2 million shares of our common stock to First Chester shareholders based upon an exchange ratio of 0.356 shares of Tower common stock for each share of First Chester common stock they owned.

On a pro forma basis as of September 30, 2010, assuming the merger of Tower and First Chester had occurred on such date, we had total assets of approximately $2.7 billion, total deposits of approximately

$2.3 billion and shareholders’ equity of approximately $216.7 million. See “— Selected Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger,” beginning on page S-11, “Recent Developments” beginning on page S-25 and “Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger” beginning on page S-29 for additional information on the First Chester merger.

We expect that our fourth quarter 2010 results will include approximately $1.3 million, pre-tax, in expenses associated with the First Chester merger.

Prior to the merger, FNB conducted certain mortgage banking activities through its American Home Bank Division, or the AHB Division. Pursuant to the merger agreement between First Chester and Tower, First Chester and FNB initiated efforts to sell FNB’s AHB Division, including, without limitation, the interests of FNB in certain mortgage-banking related joint ventures and activities related thereto. No sale agreement related to the AHB Division was executed prior to consummation of the merger. We are continuing with the attempt to sell the AHB Division. There can be no assurance that we will be successful in selling the AHB Division. If unsuccessful, we intend to commence winding down the operations of the AHB Division in an orderly fashion. In the event we determine to proceed with winding down the AHB Division, we would expect to recognize a pre-tax expense of approximately $5.6 million.

In connection with the First Chester merger, on December 10, 2010, we terminated our relationship with and Graystone Tower Bank’s 20% interest in Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC, through which we previously offered investment advisory services to certain customers. We expect to recognize a one-time expense of approximately $1.5 million, pre-tax, in connection with the termination of this relationship in the fourth quarter of 2010.

For additional information on the First Chester merger and other recent developments, see “Recent Developments” beginning on page S-25.

Unaudited Results for October and November of 2010

Tower’s unaudited results for the two month period ended November 30, 2010, reflect similar trends as those experienced during the first nine months of 2010. At November 30, 2010, we had total assets of approximately $1.6 billion and total deposits of approximately $1.3 billion.

First Chester’s unaudited results during the two month period ended November 30, 2010, reflect similar trends as those experienced by First Chester during the first nine months of 2010. At November 30, 2010, First Chester had total assets of approximately $1.2 billion and total deposits of approximately $1.0 billion.

For additional information on the separate financial results for Tower and First Chester during October and November of 2010, see “Recent Developments—Tower’s Unaudited Results for October and November of 2010” and “Recent Developments—First Chester’s Unaudited Results for October and November of 2010” beginning on page S-25.

Company Information

Our principal executive offices are located at 112 Market Street, Harrisburg, Pennsylvania 17101, and our telephone number is (717) 231-2700. Information about us can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com. The foregoing website addresses are intended to be inactive textual references only. The information on these websites is not a part of this prospectus supplement.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of our common stock, see “Description of Common Stock” beginning on page S-43 .

Common stock offered by us	shares

Over-allotment option	The underwriters may purchase up to an additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Common stock outstanding after this offering(1)(2)	shares, or shares if the underwriters exercise their over-allotment option in full.

Net proceeds	We estimate that our net proceeds from this offering (after deducting offering expenses payable by us) will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option in full.

Use of proceeds	We intend to use our net proceeds of this offering for general corporate purposes, including additional capital contributions to Graystone Tower Bank.

NASDAQ Global Market symbol	TOBC

Settlement date	Delivery of shares of our common stock will be made against payment therefor on or about December , 2010.

Risk Factors	An investment in our common stock involves certain risks. You should carefully consider the risks described or referred to below under the heading “Risk Factors” beginning on page S-13 before you purchase any shares of our common stock.

(1)	The number of shares of common stock outstanding immediately after the closing of this offering is based on 9,440,612 shares of common stock outstanding as of December 14, 2010 and assumes the sale of all shares offered by us pursuant hereto.
(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option, any shares issuable pursuant to our dividend reinvestment and stock purchase plan and employee stock purchase plan, and 253,148 shares issuable upon exercise of outstanding options under our equity incentive and director plans (including an incentive stock plan of First Chester that we assumed) as of December 10, 2010. Of the options outstanding under our equity incentive and director plans (including the assumed plan of First Chester) as of December 14, 2010, 177,868 of the options were exercisable as of that date, at a weighted average exercise price of $34.74 per share.

Selected Consolidated Financial Information of Tower

The following table sets forth selected historical consolidated financial information from our consolidated financial statements and should be read in conjunction with our consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our quarterly report on Form 10-Q for the quarter ended September 30, 2010 and in our annual report on Form 10-K incorporated by reference into this prospectus supplement. On March 31, 2009, Tower completed a merger with Graystone Financial Corp., with Tower as the surviving corporation. The merger, while considered a “merger of equals,” is accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of Statement of Financial Accounting Standard No. 141 (Revised) Business Combinations, which has been adopted by Tower and Graystone effective January 1, 2009, with Graystone as the accounting acquirer. As a result, the historical financial information for periods prior to March 31, 2009 is that of Graystone. Additionally, historical information for 2005 includes the period from formation of Graystone on September 2, 2005 to December 31, 2005.

Our selected historical consolidated financial data as of and for the year ended December 31, 2009, is derived from our audited consolidated financial statements and related notes, which were audited by KPMG LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of and for the years ended December 31, 2008, 2007, 2006 and 2005 is derived from Graystone’s audited consolidated financial statements and related notes, which were audited by Beard Miller Company LLP, an independent registered public accounting firm, which subsequently merged with the independent registered public accounting firm of Parente Randolph LLC to form ParenteBeard LLC. The Graystone audited financial statements and related notes for the years ended December 31, 2008 and 2007 were filed as an exhibit to our current report on Form 8-K/A filed on June 1, 2009. The selected historical consolidated financial data as of and for the nine months ended September 30, 2010 and September 30, 2009 is derived from unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods filed in our quarterly report on Form 10-Q for the quarter ended September 30, 2010. The financial condition and results of operations as of and for the nine months ended September 30, 2010 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2010. The selected historical consolidated financial data, which as noted above includes historic Graystone information, may not be indicative of the financial results for the combined Tower entity. You should not place undue reliance on such information. On June 1, 2009, we filed a current report on Form 8-K/A that contains pro forma combined financial information related to the merger of Tower and Graystone. You should review that information together with the data provided below. For more information, see the sections “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference” in this prospectus supplement.

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Summary of Operations
Interest income	$54,953	$39,807	$56,383	$32,157	$24,313	$10,618	$251
Interest expense	16,630	15,116	20,428	16,481	13,586	5,899	98
Net interest income	38,323	24,691	35,955	15,676	10,727	4,719	153
Provision for loan losses	4,950	3,816	5,216	2,550	1,997	1,756	400
Noninterest income	7,577	5,475	8,828	3,089	1,592	367	5
Noninterest expense	32,415	22,398	31,949	13,800	10,674	6,413	1,321
Merger related expenses	304	1,722	2,080	—	—	—	—
Income (loss) before income taxes	8,231	2,230	5,538	2,415	(352)	(3,083)	(1,563)
Income tax expense (benefit)	2,647	577	1,829	333	(6)	—	—
Net income (loss)	5,584	1,653	3,709	2,082	(346)	(3,083)	(1,563)

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Per Common Share
Net Income (Loss) Per Common Share
Basic	$0.78	$0.37	$0.72	$0.76	$(0.19)	$(2.88)	$(1.54)
Diluted	$0.78	$0.37	$0.72	$0.76	$(0.19)	$(2.88)	$(1.54)
Cash dividends declared	$0.84	$0.56	$0.84	$—	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	7,134,611	4,495,962	5,156,078	2,734,027	1,867,767	1,070,519	1,014,300
Diluted	7,137,508	4,502,396	5,161,325	2,734,027	1,867,767	1,070,519	1,014,300
Common shares outstanding at period end	7,183,800	7,111,665	7,122,683	2,740,325	2,733,663	1,246,700	1,014,300
Book value per share	$23.08	$23.14	$23.02	$19.99	$19.05	$11.21	$14.30
Tangible book value per share(1)	$21.02	$20.89	$20.86	$19.99	$19.05	$11.21	$14.30
Performance Ratios
Return on average assets	0.48%	0.21%	0.32%	0.38%	-0.10%	-1.98%	-5.48%
Return on average equity	4.52%	2.24%	3.22%	3.90%	-1.15%	-21.96%	-10.22%
Net interest margin	3.66%	3.46%	3.49%	2.97%	3.24%	3.10%	2.89%
Efficiency ratio	71.28%	79.96%	75.99%	73.54%	86.64%	126.09%	836.08%
Asset Quality Ratios
Non-performing assets to total assets	1.00%	0.45%	0.53%	0.23%	0.02%	N/M	N/M
Non-performing loans to total loans(2)	1.15%	0.53%	0.60%	0.26%	0.02%	N/M	N/M
Net charges-off to average loans	0.32%	0.26%	0.17%	0.14%	0.00%	N/M	N/M
Allowance for loan losses to total loans(2)	0.96%	0.84%	0.85%	1.05%	1.06%	1.25%	1.56%
Adjusted (non-GAAP) allowance for loan losses to total loans(2)(3)	1.07%	1.16%	1.11%	1.05%	1.06%	1.25%	1.56%
Allowance for loan losses to non-performing loans	83.19%	159.29%	142.07%	409.32%	N/M	N/M	N/M
Adjusted (non-GAAP) allowance for loan losses to non-performing loans(3)	93.07%	221.40%	185.18%	409.32%	N/M	N/M	N/M
Capital Ratios
Tangible common equity to tangible assets(4)	9.41%	10.90%	10.21%	8.54%	11.67%	5.70%	22.28%
Tier 1 capital (to average assets)	9.45%	11.21%	10.70%	8.50%	12.54%	6.36%	N/A
Tier 1 capital (to risk-weighted assets)	11.12%	14.41%	13.05%	9.10%	12.34%	7.06%	N/A
Total capital (to risk-weighted assets)	13.18%	15.93%	14.53%	10.10%	13.32%	8.14%	N/A
Period End Balances
Total assets	$1,618,841	$1,378,936	$1,470,583	$641,318	$446,412	$245,095	$65,091
Securities available for sale	145,428	160,038	189,853	19,904	27,931	63,734	36,807
Loans, net of unearned income	1,334,388	1,009,687	1,146,305	571,046	390,274	172,519	25,638
Allowance for loan losses	12,717	8,390	9,695	6,017	4,148	2,516	400
Goodwill and intangible assets	14,806	15,996	15,302	—	—	—	—
Deposits and securities sold under repurchased agreements	1,362,819	1,133,667	1,223,361	533,854	385,391	223,622	40,638
Borrowings	77,435	68,346	70,981	43,614	4,430	6,200	9,714
Common shareholders’ equity	165,794	164,556	163,877	54,785	52,085	13,971	14,502

(1)	Tangible book value per share is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is book value per share. In order to calculate tangible book value per share, we divide tangible common equity, which is a non-GAAP based measure calculated as common shareholders’ equity less intangible assets, by the number of shares of common stock outstanding. In contrast, book value per share is calculated by dividing total common shareholders’ equity by the number of shares of common stock outstanding. Management uses tangible book value per share because it believes such ratio is useful in understanding our capital position and ratios. A reconciliation of book value per share to tangible book value per share is set forth below.

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Common shareholders’ equity	$165,794	$164,556	$163,877	$54,785	$52,085	$13,971	$14,502
Less: Intangible assets	14,806	15,996	15,302	—	—	—	—

Tangible common equity	$150,988	$148,560	$148,575	$54,785	52,085	13,971	14,502
Book value per share	$23.08	$23.14	$23.02	$19.99	$19.05	$11.21	$14.30
Less: effect of non-GAAP adjustment to shareholders’ equity	(2.06)	(2.25)	(2.16)	—	—	—	—

Tangible book value per share	$21.02	$20.89	$20.86	$19.99	$19.05	$11.21	$14.30

(2)	Total loans balance excludes purchased impaired loans accounted for under ASC 310-30 (formally known as SOP 03-3) acquired as part of the merger between Tower Bancorp, Inc. and Graystone Financial Corp on March 31, 2009. The total balance of these loans is $6,470 as of September 30, 2010, $8,626 as of September 30, 2009 and $6,199 as of December 31, 2009.
(3)	Adjusted allowance for loan losses is a non-GAAP based amount. The most directly comparable GAAP based measure is allowance for loan losses. In order to calculate adjusted allowance for loan losses to total loans, our management adds the credit fair value adjustment on loans acquired as part of the merger of Tower Bancorp, Inc. and Graystone Financial Corp. to the allowance for loan losses. Management uses adjusted allowance for loan losses because it believes such ratio is useful in understanding our total reserve over the loan portfolio. A reconciliation of allowance for loan losses to adjusted allowance for loan losses, as well as the reconciliation of the allowance for loan losses to total loans to adjusted allowance for loan losses to total loans and allowance for loan losses to non-performing loans to adjusted allowance for loan losses to non-performing loans are set forth below:

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Allowance for loan losses	$12,717	$8,390	$9,695	$6,017	$4,148	$2,516	$400
Credit fair value adjustment on loans purchased	1,509	3,271	2,942	—	—	—	—

Adjusted (non-GAAP) allowance for loan losses	$14,226	$11,661	$12,637	$6,017	$4,148	$2,516	$400
Allowance for loan losses to total loans	0.96%	0.84%	0.85%	1.05%	1.06%	1.25%	1.56%
Plus: effect of non-GAAP adjustment to allowance for loan losses	0.11%	0.32%	0.26%	—	—	—	—

Adjusted (non-GAAP) allowance for loan losses to total loans	1.07%	1.16%	1.11%	1.05%	1.06%	1.25%	1.56%
Allowance for loan losses to non-performing loans	83.19%	159.29%	142.07%	409.32%	N/M	N/M	N/M
Plus: effect of non-GAAP adjustment to allowance for loan losses	9.88%	62.11%	43.11%	—

Adjusted (non-GAAP) allowance for loan losses to non-performing loans	93.07%	221.40%	185.18%	409.32%	N/M	N/M	N/M

(4)	The ratio of tangible common equity to tangible assets is a non-GAAP financial measure calculated using non-GAAP based measures. The most direct comparable GAAP based measure is the ratio of common shareholders’ equity to total assets. In order to calculate tangible common shareholders ‘equity and assets, our management subtracts the intangible assets from both the common shareholders’ equity and total assets. Tangible common equity is then divided by the tangible assets to arrive at the ratio. Management uses the ratio to assess the strength of our capital position. A reconciliation of the common shareholders’ equity to total assets and the tangible common equity to tangible assets is set forth below.

	For the Nine Months Ended September 30,		For the Years Ended December 31,				Period from Sept. 2, 2005 (inception date) to December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Common shareholders’ equity	$165,794	$164,556	$163,877	$54,785	$52,085	$13,971	$14,502
Less: Intangible assets	14,806	15,996	15,302	—	—	—	—

Tangible common equity	$150,988	$148,560	$148,575	$54,785	52,085	13,971	14,502
Total assets	$1,618,841	$1,378,936	$1,470,583	$641,318	$446,412	$245,095	$65,091
Less: Intangible assets	14,806	15,996	15,302	—	—	—	—

Tangible assets	$1,604,035	$1,362,940	$1,455,281	$641,318	446,412	245,095	65,091
Common shareholders’ equity to total assets	10.24%	11.93%	11.14%	8.54%	11.67%	5.70%	22.28%
Less: effect of non-GAAP adjustment to shareholders’ equity and total assets	0.83%	1.03%	0.93%	—	—	—	—

Tangible common equity to tangible assets	9.41%	10.90%	10.21%	8.54%	11.67%	5.70%	22.28%

Selected Consolidated Financial Information of First Chester

The following table sets forth selected historical consolidated financial information with respect to First Chester as of and for the fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005. This information is derived from, and should be read in conjunction with, First Chester’s consolidated financial statements, including the related notes, which were audited by Grant Thornton LLP, an independent registered public accounting firm. The selected historical consolidated financial data as of and for the nine months ended September 30, 2010 and September 30, 2009 is derived from unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which First Chester’s management considered necessary for a fair presentation of its financial position and results of operations for these periods filed in its quarterly report on Form 10-Q for the quarter ended September 30, 2010. The financial condition and results of operations as of and for the nine months ended September 30, 2010 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2010. The selected historical consolidated financial data may not be indicative of the financial results for the combined Tower entity. You should not place undue reliance on such information. The First Chester financial information below should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in First Chester’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 and in its annual report on Form 10-K, which we filed as exhibits to our current reports on Form 8-K filed on November 18, 2010 and December 13, 2010, respectively, incorporated by reference into this prospectus supplement. For more information, see the sections “Where You Can Find More Information” and “Incorporation Of Certain Information By Reference” in this prospectus supplement.

Statements of Condition

	Sept 30,	Sept 30,	December 31,
(Dollars in thousands)	2010	2009	2009	2008	2007	2006	2005
Assets	$1,136,420	$1,308,413	$1,377,236	$1,300,178	$914,781	$872,094	$845,534
Gross loans and leases	835,388	957,502	901,889	940,083	742,775	694,343	664,276
Allowance for loan and lease losses	22,101	23,490	23,217	10,335	7,817	8,186	8,123
Investment securities	58,204	89,866	82,698	114,584	97,977	88,714	97,088
Deposits	970,253	986,114	1,110,300	1,015,192	704,898	724,668	696,097
Borrowings	94,034	222,918	193,692	186,635	130,849	77,061	84,365
Equity	55,522	83,110	56,902	85,317	67,979	63,262	58,677
Wealth management assets(1)	511,277	554,849	548,616	484,607	591,297	562,952	561,030

Statements of Operations

	Nine Months Ended		December 31,
(Dollars in thousands)	Sept 30, 2010	Sept 30, 2009	2009	2008	2007	2006	2005
Interest income from continuing operations	$37,930	$43,171	$57,554	$55,308	$56,436	$52,202	$44,604
Interest expense from continuing operations	12,019	14,935	19,381	22,426	24,973	20,037	13,579
Net interest income from continuing operations	25,911	28,236	38,173	32,882	31,463	32,165	31,025
Provision for loan and lease losses from continuing operations	767	17,693	33,919	1,632	80	3	1,382
Net interest income after provision for loan and lease losses from continuing operations	25,144	10,543	4,254	31,250	31,383	32,162	29,643
Non-interest income from continuing operations	5,899	6,186	7,500	9,530	11,787	9,212	9,325
Non-interest expense from continuing operations	29,817	31,183	43,958	33,576	32,570	31,153	30,557
Income (loss) from continuing operations before income taxes	1,226	(14,454)	(32,204)	7,204	10,600	10,221	8,411
Income taxes from continuing operations	582	(4,610)	(511)	1,747	2,931	2,886	1,900
Net income (loss) from continuing operations, including noncontrolling interest	644	(9,844)	(31,693)	5,457	7,669	7,335	6,511
(Loss) income from discontinued operations, net of taxes	(1,145)	8,021	3,923	—	—	—	—
Less: Net income attributable to noncontrolling interest	1,025	1,363	1,858	—	—	—	—
Net (loss) income attributable to discontinued operations	(2,170)	6,658	2,065	—	—	—	—
Net (loss) income attributable to First Chester County Corporation	$(1,526)	$(3,186)	$(29,628)	$5,457	$7,669	$7,335	$6,511

Per Share Data(2)

	Nine Months Ended		December 31,
	Sept 30, 2010	Sept 30, 2009	2009	2008	2007	2006	2005
Net income (loss) per share from continuing operations (Basic)	$0.11	$(1.57)	$(5.05)	$1.05	$1.49	$1.42	$1.28
Net income (loss) per share from continuing operations (Diluted)	$0.11	$(1.57)	$(5.05)	$1.05	$1.47	$1.40	$1.24
Net (loss) income per share from discontinued operations (Basic)	$(0.35)	$1.06	$0.33	—	—	—	—
Net (loss) income per share from discontinued operations (Diluted)	$(0.35)	$1.06	$0.33	—	—	—	—
Net (loss) income per share attributable to First Chester County Corporation (Basic)	$(0.24)	$(0.51)	$(4.72)	$1.05	$1.49	$1.42	$1.28
Net (loss) income per share attributable to First Chester County Corporation (Diluted)	$(0.24)	$(0.51)	$(4.72)	$1.05	$1.47	$1.40	$1.24
Cash dividends declared	—	$0.42	$0.440	$0.560	$0.545	$0.540	$0.525
Book value per share	$8.60	$12.88	$8.69	$13.44	$13.17	$12.28	$11.45
Weighted average shares outstanding (Basic)	6,325,258	6,272,682	6,281,304	5,188,171	5,160,607	5,160,340	5,104,745
Weighted average shares outstanding (Diluted)	6,325,258	6,272,682	6,281,304	5,200,323	5,219,940	5,249,200	5,240,497

Performance Ratios

	Nine Months Ended		December 31,
	Sept 30, 2010	Sept 30, 2009	2009	2008	2007	2006	2005
Return on Average Assets	NM	NM	NM	0.55%	0.86%	0.86%	0.79%
Return on Average Equity	NM	NM	NM	7.92%	11.84%	11.85%	11.48%
Dividend Payout Ratio	NM	NM	NM	53.23%	36.62%	37.98%	40.93%

(1)	These assets are managed by the Wealth Management division of FNB and are not assets of FNB or First Chester.
(2)	All per share data has been retroactively adjusted for stock dividends.
NM	– Not meaningful

Selected Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger

The following table shows information about the combined company’s financial condition and results of operations, including per share data after giving effect to the First Chester merger. This information is called “unaudited pro forma financial information” in this document. The information under “Combined statement of operations” in the table below gives effect to the pro forma results for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The information under “Selected combined balance sheet items” in the table below assumes the First Chester merger was completed on September 30, 2010. This pro forma financial information assumes that the consolidation is accounted for using the acquisition method of accounting under ASC 805, “Business Combinations,” and represents a current estimate of the financial information based on available financial information of Tower and First Chester.

The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of First Chester at their estimated fair values at September 30, 2010. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

The information presented below should be read together with the historical consolidated financial statements of Tower and First Chester, including the related notes, and together with the consolidated historical financial data for Tower and First Chester and the other pro forma financial information, including the related notes, appearing elsewhere in this document or incorporated into this document by reference. See “Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger”. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this document, the allocation of the purchase price reflected in the following table is subject to adjustment and will vary from the actual purchase price allocation that will be recorded based upon changes in the balance sheet including fair value estimates.

Accounting Treatment

The First Chester merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Chester’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Tower common stock issued as consideration for the merger is measured at fair value as of the acquisition date in the relevant unaudited pro forma financial statements. Any difference between the purchase price for First Chester and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC 350 “Intangibles – Goodwill & Other” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Tower in connection with the merger will be amortized to expense over their estimated useful lives. The financial statements of Tower issued after the merger will reflect the results attributable to the acquired operations of First Chester beginning on the date of completion of the merger.

Selected Preliminary Unaudited Pro Forma Combined Financial Data

(Dollars in thousands)

	For the Year Ended December 31, 2009	As of or for the Nine Months Ended September 30, 2010
Combined statement of operations:
Total interest income	$114,173	$92,927
Total interest expense	34,775	26,339

Net interest income	79,398	66,588
Provision for loan losses	39,135	5,717

Net interest income after provision for loan losses	40,263	60,871
Non-interest income	16,328	13,476
Non-interest expenses	77,837	62,935

(Loss) income before taxes	(21,246)	11,412
Income tax expense	3,215	3,913

(Loss) income from continuing operations	(24,461)	7,499
Net income (loss) attributable to discontinued operations	2,065	(2,170)

Net (loss) income	$(22,396)	$5,329

Net income (loss) per share (Basic)	$(3.03)	$0.57
Net income (loss) per share (Diluted)	$(3.03)	$0.57

Selected combined balance sheet items:
Securities available for sale		$191,842
Total loans, net		2,065,916
Total assets		2,734,147
Total deposits		2,330,333
Borrowings		140,953
Common equity		215,573
Book value per share		$22.85
Per share effect of goodwill and intangible assets		(3.88)

Tangible book value per share(1)		$18.97

(1)	The measure of tangible book value per share is a ratio of non-GAAP financial measure calculated using non-GAAP amounts. See Note 1 on page S-7 to “Selected Consolidated Financial Information of Tower ” for further discussion.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, the “Risk Factors” included under that heading in our annual report on Form 10-K for the year ended December 31, 2009, and in our updates to those Risk Factors in our quarterly reports on Form 10-Q following that Form 10-K, and in any of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference therein.

Risk Related to Our Business

Growing by acquisition entails certain risks.

On September 30, 2009, we completed a merger with Graystone Financial Corp. and on December 10, 2010, we completed the acquisition of First Chester. We regularly evaluate opportunities to grow through acquisition.

Growth by acquisition involves risks. The success of our acquisitions may depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of the acquired company with our businesses in a manner that does not result in decreased revenues resulting from disruption of existing customer relationships of the acquired company. If we are not able to achieve these objectives, the anticipated benefits of an acquisition may not be realized fully or at all or may take longer to realize than planned.

Further, the asset quality or other financial characteristics of a company we plan to acquire may deteriorate between the date a merger or other acquisition agreement is entered into and the transaction is completed. Depending upon the terms we negotiate in the related merger or acquisition agreement, the deterioration may not allow us to terminate the proposed transaction, such that we may be required to close the proposed transaction with such a company to the detriment of our future financial condition.

Additionally, if a pending acquisition is not completed due to the failure to satisfy certain conditions or otherwise, expenses incurred in connection therewith could have a material adverse impact on our financial condition because we would not have realized the expected benefits.

A continuation of recent turmoil in the financial markets, particularly if economic conditions worsen more than expected, could have an adverse effect on our financial position or results of operations.

In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and are volatile. This situation is continuing. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and liquidity issues for financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

Economic conditions and the composition of Tower’s loan portfolio could impact the level of loan charge-offs and the provision for loan losses and may affect Tower’s results of operations.

National and regional economic conditions could impact the loan portfolio of Graystone Tower Bank. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could further weaken the economies of the communities we serve. Weakness in the market areas we serve could depress our earnings and, consequently, our financial condition because:

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing our loans to borrowers may decline; and

•	the overall quality of our loan portfolio may decline.

Any of these scenarios could require that we charge-off a higher percentage of our loans and/or increase our provision for loan losses, which would negatively impact our results of operations.

In this regard, in establishing the size of our allowance for loan losses, we make various general assumptions and judgments about the quality and collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. The amount of our provision for loan losses and the percentage of loans we are required to charge-off may be impacted by adverse developments in and the overall risk composition of the loan portfolio. While we believe that our allowance for loan losses as of September 30, 2010 is sufficient to cover losses inherent in the loan portfolio on that date, we may be required to increase our loan loss provision or charge-off a higher percentage of loans due to adverse developments in or changes in the risk characteristics of the loan portfolio, thereby negatively impacting our results of operations. For example, a decrease in real estate values could cause higher loan losses and require higher loan loss provisions for loans that are secured by real estate.

We will record all loans acquired in the First Chester merger at their fair market value as of the acquisition date in accordance with current accounting guidance. The fair market value assigned to the acquired loans is based on management’s review and assessment of the portfolio as of the acquisition date and we may be required to increase our loan loss provision for or charge-off a higher percentage of the acquired loans due to adverse developments in or changes in the risk characteristics of the portfolio, which would have a negative impact on our earnings.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Tower and Graystone Tower Bank are subject to extensive regulation, supervision and examination by certain state and federal agencies including the FDIC, as insurer of Graystone Tower Bank’s deposits, the Federal Reserve Board, as regulator of the holding company, and the Pennsylvania Department of Banking, as regulator of Pennsylvania chartered banks. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Decisions of regulatory authorities could adversely impact us.

As an employer, our business is subject to federal and state employment laws, the failure to comply with which could adversely affect our financial condition and results of operations.

The Fair Labor Standards Act and wage and hour laws of the various states in which we conduct business govern the treatment of our employees with respect to various employment related issues, including the payment of overtime wages to non-exempt employees, which may include certain mortgage loan originators. The failure to comply with such laws could subject us to, among other things, administrative fines, class action lawsuits, damages awards and injunctions, any of which could adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operations, liquidity or stock price.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. Government has intervened on an unprecedented scale, enacting and implementing numerous programs and actions targeted at the financial markets generally and the financial services industry in particular.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law. The Dodd-Frank Act will implement significant changes to the U.S. financial system, including among others, (i) the creation of a new Bureau of Consumer Financial Protection with supervisory authority, including the power to conduct bank examinations and take enforcement actions with respect to financial institutions with assets of $10 billion or more, (ii) the creation of a Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk, (iii) provisions affecting corporate governance and executive compensation of all companies subject to the reporting requirements of the Exchange Act, (iv) a provision that would broaden the base for FDIC insurance assessments, and (v) a provision that would require bank regulators to set minimum capital levels for bank holding companies that are as strong as those required for their insured depository subsidiaries, subject to a grandfather clause for holding companies with less than $15 billion in assets as of December 31, 2009.

The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may have an impact on our operating environment in substantial and unpredictable ways. While some of the Dodd-Frank Act’s provisions will be effective immediately, many are to be implemented by rules promulgated within six to 18 months of signing.

The Dodd-Frank Act and the regulations to be adopted thereunder are expected to subject us and other financial institutions to additional restrictions, oversight and costs that may have an adverse impact on its business, financial condition, results of operations or the price of our common stock. The Dodd-Frank Act substantially increases regulation of the financial services industry and imposes restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and our organization in particular, is uncertain at this time.

Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied or enforced. We cannot predict the substance or impact of the Dodd-Frank Act or other pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

A substantial decline in the value of our Federal Home Loan Bank of Pittsburgh common stock may adversely affect our financial condition.

We own common stock of the Federal Home Loan Bank of Pittsburgh, or the FHLB, in order to qualify for membership in the Federal Home Loan Bank system, which enables us to borrow funds under the Federal Home Loan Bank advance program. The carrying value and fair market value of our FHLB common stock, including stock acquired in the First Chester merger, was approximately $14.8 million as of November 30, 2010.

Published reports indicate that certain member banks of the Federal Home Loan Bank system may be subject to asset quality risks that could result in materially lower regulatory capital levels. In December 2008, the FHLB had notified its member banks that it had suspended dividend payments and the repurchase of capital stock until further notice is provided. In an extreme situation, it is possible that the capitalization of a Federal Home Loan Bank, including the FHLB, could be substantially diminished or reduced to zero. Consequently, given that there is no market for our FHLB common stock, we believe that there is a risk that our investment could be deemed other than temporarily impaired at some time in the future. If this occurs, it may adversely affect our results of operations and financial condition.

Increases in FDIC insurance premiums may have a material adverse effect on our results of operations.

During 2008 through 2010, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the deposit insurance fund. In addition, the FDIC and the U.S. Congress have taken action to increase federal deposit insurance coverage, placing additional stress on the deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund, the FDIC increased assessment rates of insured institutions uniformly by seven cents for every $100 of deposits beginning with the first quarter of 2009, with additional changes beginning April 1, 2009, which require riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on secured liabilities and unsecured debt levels.

To further support the rebuilding of the deposit insurance fund, the FDIC imposed a special assessment on each insured institution, equal to five basis points of the institution’s total assets minus Tier 1 capital as of June 30, 2009. For Graystone Tower Bank, this represented a charge of approximately $580 thousand, which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC has indicated that future special assessments are possible, although it has not determined the magnitude or timing of any future assessments.

Additionally, on November 12, 2009, the FDIC adopted a final rule that required insured depository institutions to prepay, on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for all of 2010, 2011, and 2012, along with their quarterly risk-based assessment for the third quarter of 2009. The amount of the prepayment attributable to the fourth quarter of 2009 and all of 2010 is based upon a bank’s total base assessment rate in effect on September 30, 2009, which would be increased by 3 basis points for 2011 and 2012. In order to determine the amount of the prepayment, the assessment rate (as adjusted) is applied to the assessment base for the third quarter of 2009, increased quarterly to reflect an estimated 5 percent annual growth rate through 2012.

Under GAAP accounting rules, prepaid assessments, unlike special assessments, do not immediately affect bank earnings, although the prepayment reduced Graystone Tower Bank’s liquid assets by approximately $6.3 million. Banks record the entire amount of its prepaid assessment as a prepaid expense (asset) as of December 30, 2009 (the date of payment), and will record an expense (charge to earnings) for its regular quarterly assessment and an offsetting credit to the prepaid assessment until the asset is exhausted.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures, we may be required to pay even higher FDIC premiums. Our expenses for the year ended December 31, 2009 were significantly and adversely affected by these increased and prepaid premiums and the special assessment. These increases and assessment and any future increases in insurance premiums or additional special assessments may materially adversely affect our results of operations.

The soundness of other financial services institutions may adversely affect our credit risk.

We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

Changes in interest rates could adversely impact our financial condition and results of operations.

Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or reduce net interest income and net income.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact and a rapid increase or decrease in interest rates could adversely affect our financial performance.

Our loan portfolio includes a large number and amount of commercial and industrial loans, and commercial real estate related loans, which have a higher degree of risk than other types of loans.

We provide lending services to various types of small businesses, their owners, professionals and other individuals. Commercial loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors that may cause a borrower to be unable to repay its obligations. The current economic downturn may increase this risk of default or loss, which may adversely impact our results of operations and financial condition.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, the effectiveness of derivatives and other hedging activities, the fair value of certain financial instruments (securities, derivatives, and privately held investments), income tax assets or liabilities (including deferred tax assets and any related valuation allowance), share-based compensation, and accounting for acquisitions, including the fair value determinations and the analysis of goodwill impairment. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

Difficulties in integrating past or future acquisitions could adversely affect our business.

We have spent and may continue to spend significant resources identifying businesses to acquire. The efficient and effective integration of any businesses Tower acquires into its organization is critical to our growth. Our completed acquisitions of Graystone Financial Corp. and First Chester, and any future acquisitions, involve numerous risks including difficulties in integrating the culture, operations, technologies and personnel of the acquired companies, the diversion of management’s attention from other business concerns and the potential loss of customers. Failure to successfully integrate the operations of Graystone and First Chester could also harm our business, results of operations and cash flows.

We plan to pursue a growth strategy and there are risks associated with rapid growth.

Prior to the merger of Tower and Graystone, Graystone had experienced rapid growth since opening in November 2005. Tower’s management intends to pursue a growth plan consistent with Graystone’s prior business strategy, including growth by acquisition, as well as leveraging our existing branch network and adding new branch locations in current and adjacent markets we choose to serve. The acquisition of First Chester was part of our growth strategy.

Our ability to manage growth successfully will depend on our ability to attract qualified personnel and maintain cost controls and asset quality while attracting additional loans and deposits on favorable terms, as well as on factors beyond our control, such as economic conditions and competition. If we grow too quickly and are not able to attract qualified personnel, control costs and maintain asset quality, this continued rapid growth could materially adversely affect our financial performance.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

Future acquisitions could dilute your ownership of our common stock and may cause us to become more susceptible to adverse economic events.

We may issue shares of our common stock in connection with future acquisitions and other investments, which would dilute your ownership interest in us. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to us, future business acquisitions could be material to us, and the degree of success achieved in acquiring and integrating these businesses into us could have a material effect on the value of our common stock. In addition, these acquisitions could require us to expend substantial cash or other liquid assets or to incur debt, which could cause us to become more susceptible to economic downturns and competitive pressures.

Our controls and procedures may fail or could be circumvented.

Management has implemented a series of internal controls, disclosure controls and procedures, and corporate governance policies and procedures in order to ensure accurate financial control and reporting. However, any system of controls, no matter how well designed and operated, can only provide reasonable, not absolute assurance that the objectives of the system are met. Any failure or circumvention of our controls and/or procedures could have a material adverse effect on our business and results of operation and financial condition. The weaknesses in First Chester’s internal control and disclosure controls and procedures prior to our acquisition of First Chester, as described in First Chester’s filings with the SEC, may pose additional risks to us should we be unable to adequately integrate First Chester.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

We have assembled a senior management team which has substantial background and experience in banking and financial services in the markets we serve. Loss of these key personnel could negatively impact our earnings because of their skills, customer relationships and/or the potential difficulty of promptly replacing them.

An interruption or breach in security with respect to our information systems, as well as information systems of our outsourced service providers, could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation, any of which could have a material adverse effect on our financial condition and results of operations.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete actively with other Pennsylvania and Maryland financial institutions, many larger than us, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. We will likely be generally competitive with all institutions in our service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which we compete have substantially greater resources and lending limits and may offer certain services that we do not or cannot provide. Our profitability depends upon our ability to successfully compete in our market area.

We continually encounter technological change.

Our future success depends, in part, on our ability to effectively embrace technology efficiencies to better serve customers and reduce costs. Failure to keep pace with technological change could potentially have an adverse effect on our business operations and financial condition.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation.

From time to time, we are party to various litigation claims and legal proceedings. Management evaluates these claims and proceedings to assess the likelihood of unfavorable outcomes and estimates, if possible, the amount of potential losses. We may establish a reserve, as appropriate, based upon our assessments and estimates in accordance with our accounting policies. We base our assessments, estimates and disclosures on the information available to us at the time and rely on the judgment of our management with respect to those assessments, estimates and disclosures. Actual outcomes or losses may differ materially from assessments and estimates, which could adversely affect our reputation, financial condition and results of operations.

Risks Related to the Acquisition of First Chester

We may fail to realize the anticipated benefits of the merger with First Chester.

The success of the merger with First Chester will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of Graystone Tower Bank and FNB in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of FNB nor result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

Our management estimated at the time the merger was announced that, after the merger of the companies’ bank subsidiaries, it expects to achieve annual total cost savings of approximately $12 million, pre-tax, through the reduction of administrative and operational redundancies. While we believe these cost savings estimates are achievable as of the date of this prospectus supplement, it is possible that the potential cost savings could turn out to be more difficult to achieve than originally anticipated. The cost savings estimates depend on the ability to combine the businesses of Tower and First Chester in a manner that permits those cost savings to be realized.

Certain employees of First Chester have not been or will not be employed by us. Further, employees of First Chester that we wish to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Chester’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The First Chester loan portfolio could adversely affect our earnings.

We will record all loans acquired in the First Chester merger at their fair market value as of the closing date of the First Chester merger in accordance with current accounting guidance. The fair market value assigned to the acquired loans is based on management’s review and assessment of the portfolio as of the acquisition date and we may be required to increase our loan loss provision for or charge-off a higher percentage of the acquired loans due to adverse developments in or changes in the risk characteristics of the portfolio, which would have a negative impact on our earnings.

Tower could record future impairment losses on First Chester’s holdings of investment securities available for sale.

First Chester’s investment portfolio of securities available for sale included trust preferred securities, collateralized mortgage obligations and collateralized debt obligations. First Chester recognized an other than temporary impairment charge totaling approximately $1.6 million during the quarter ended September 30, 2009 as a result of impairment charges related to four bank equity securities, which were subsequently sold during the fourth quarter of 2009. First Chester has not recognized any other than temporary impairment charges for the nine-months ended September 30, 2010 on available for sale investment securities. As a result of the First Chester merger, we took ownership of remaining investment portfolio securities and recorded them at their fair value as of the closing date of the First Chester merger. A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that an unrealized loss that exists with respect to these securities constitutes an additional impairment that is other than temporary, which could result in material losses to us. These factors include, but are not limited to, failure to make scheduled principal and interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery in value. In addition, the fair values of these investment securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

We may be unsuccessful in selling the AHB Division, which could result in additional costs to us associated with selling or discontinuing the AHB Division’s mortgage-banking activities, or we may be required to retain contingent liabilities in connection with a sale of the AHB Division which may be deemed material to us.

First Chester, through the AHB Division, engaged in mortgage-banking activities on a nationwide basis. The merger agreement required that First Chester use its best efforts, and cause FNB to use its best efforts, to sell, at or prior to the effective time of the merger, the AHB Division to one or more purchasers on terms and conditions acceptable to First Chester and Tower. No sale agreement was entered into prior to the closing date of the First Chester merger. We will continue efforts to sell the AHB Division. There can be no assurance that we will be successful in selling the AHB Division and, as of the date of this document, no agreement of sale has been executed. Additionally, it is possible that, in connection with a sale of the AHB Division, we may be required to retain contingent liabilities not assumed by the purchaser, which liabilities may be material to us. If a sale does not occur, we intend to discontinue the mortgage-banking operations associated with the AHB Division in an orderly fashion. Selling or discontinuing such activities may result in significant additional, unanticipated costs to us. In connection with a wind down of the AHB Division, we would expect to recognize a pre-tax expense of approximately $5.6 million.

The potential costs associated with selling or discontinuing the mortgage-banking operations associated with the AHB Division, as well as the realization of any material contingent liabilities required to be retained by us in connection with a sale of the AHB Division, are not reflected in the pro forma financial information contained elsewhere in this document and could have a material impact on our results of operations. In addition, we may not be able to maintain or retain licenses, permits, authorizations or approvals previously held by First Chester or FNB related to the AHB Division, which could further increase costs of discontinuing the mortgage-banking operations.

Merger-related expenses may exceed our estimates.

We have estimated incurring expenses related to the First Chester merger of approximately $1.3 million, pre-tax, in the fourth quarter of 2010. Should actual merger-related expenses be greater than this amount, it would adversely affect our earnings.

Graystone Tower Bank, as successor to FNB, could be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could have a material adverse impact on liquidity, results of operations and financial condition.

When FNB prior to the First Chester merger sold, or Graystone Tower Bank after the merger sells, mortgage loans, whether as whole loans or pursuant to a securitization, it is required to make customary representations and warranties to the purchasers about the mortgage loans and the manner in which they were originated. FNB’s whole loan sale agreements assumed by Graystone Tower Bank require Graystone Tower Bank to repurchase or substitute mortgage loans in the event FNB or Graystone Tower Bank breaches any of these representations or warranties. In addition, Graystone Tower Bank may be required to repurchase mortgage loans as a result of borrower fraud or in the event of early payment default of the borrower on a mortgage loan. Likewise, Graystone Tower Bank is required to repurchase or substitute mortgage loans if it breaches a representation or warranty in connection with a securitization. The remedies available to Graystone Tower Bank against the originating broker or correspondent may not be as broad as the remedies available to a purchaser of mortgage loans against Graystone Tower Bank, and Graystone Tower Bank faces the further risk that the originating broker or correspondent may not have the financial capacity to perform remedies that otherwise may be available to it. Therefore, if a purchaser enforces its remedies, Graystone Tower Bank may not be able to recover its losses from the originating broker or correspondent. If repurchase and indemnity demands increase, Graystone Tower Bank’s liquidity, results of operations and financial condition will be adversely affected.

The unaudited pro forma financial data with respect to the First Chester merger included in this document is preliminary and our actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.

The unaudited pro forma financial data with respect to the First Chester merger in this document are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations were on December 10, 2010, the date of consummation of the First Chester merger. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record First Chester’s identifiable assets acquired and liabilities as of September 30, 2010 at assumed fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of First Chester as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The integration of First Chester into Tower may distract our management from their other responsibilities.

The acquisition of First Chester could cause our management to focus their time and energies on matters related to the merger that otherwise would be directed to our business and operations. Any such distraction on the part of management, if significant, could affect management’s ability to service existing business and develop new business and otherwise adversely affect us following the merger.

Our lack of extensive experience in the Chester and Delaware Counties, Pennsylvania market area may adversely impact our ability to successfully compete.

The merger with First Chester expands our market area into Chester County and Delaware County, Pennsylvania. While this new market area is contiguous to our existing market area, it is outside of the markets in which our senior management has more extensive knowledge and experience. Accordingly, there is a risk that we will lose customers in this new market area, may not adequately address this new market in terms of the products and services we propose to offer, or may be unable to successfully compete with institutions already established within this market area.

Risks Related to Our Common Stock and this Offering

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The price of our common stock on the NASDAQ Global Market constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the market prices for our common stock.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	our financial condition, performance, creditworthiness and prospects;

•	quarterly variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•

changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility and other geopolitical, regulatory or judicial events;

•

our ability to integrate successfully First Chester’s assets, liabilities, customers, systems and management personnel into our operations, and to realize expected cost savings and revenue enhancements within expected timeframes or at all;

•

the possibility that expected First Chester merger-related charges will be materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities as of the closing date of the First Chester merger and related adjustments to yield and/or amortization of the acquired assets and liabilities will be materially different from those forecasted; and

•	the relatively low trading volume of our common stock.

The trading volume in our common stock is less than that of larger financial services companies.

Our common stock has been listed on the NASDAQ Global Market under the symbol “TOBC” since April 6, 2009. The average daily trading volume for shares of our common stock is less than larger financial services companies. Given the lower trading volume of our common stock, the sale of a significant number of these shares, or the expectation of such sales, could adversely affect the market price of our stock.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels or to replace existing capital, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. Except as described under “Underwriting” below, we are not restricted from issuing such additional shares. We may sell any shares that we issue at prices below the current market price of our common stock, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions or in connection with our equity compensation plans.

Offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or Graystone Tower Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our ability to pay dividends is subject to limitations.

Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Future dividends may be subject to prior regulatory review and approval by the Federal Reserve Board. There can be no assurance that our board of directors will seek approval, or that the Federal Reserve Board will grant approval, of any specific level of dividends. Under guidance issued by the Federal Reserve Board, as a bank holding company we are to consult the Federal Reserve Board before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if, among other things, our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends. See “Dividend Policy” beginning on page S-41 of this document.

In addition, Tower Bancorp is a bank holding company and its operations are principally conducted by its subsidiary bank, Graystone Tower Bank. Accordingly, our ability to pay dividends depends on the receipt of dividends from Graystone Tower Bank. As a state chartered bank, Graystone Tower Bank is subject to regulatory restrictions on the payment and amounts of dividends under the Pennsylvania Banking Code. Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that our subsidiaries will be able to pay dividends in the future or that we will generate adequate cash flow to pay dividends in the future. The failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock.

Our management controls a substantial percentage of our stock and therefore has the ability to exercise significant control over our affairs.

Our directors and executive officers beneficially own in excess of 20% of our issued and outstanding common stock on a fully diluted basis. Such persons, as a group, will have sufficient votes to strongly influence the outcome of matters submitted to our shareholders, including the election of directors. This concentration of ownership might also have the effect of delaying or preventing a change in control of Tower.

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of Pennsylvania law and our amended and restated articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the Bank Holding Company Act of 1956, as amended, or the BHCA, requires any bank holding company to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

RECENT DEVELOPMENTS

First Chester Merger

On December 10, 2010, we completed our acquisition of First Chester and its wholly-owned subsidiary, FNB, which broadened our geographic markets into demographically attractive and contiguous markets predominantly located in the Pennsylvania counties of Chester and Delaware.

In connection with the First Chester merger, we issued approximately 2.2 million shares of our common stock to First Chester shareholders based upon an exchange ratio of 0.356 shares of Tower common stock for each share of First Chester common stock they owned.

At September 30, 2010, First Chester had total deposits of approximately $970.3 million, total assets of approximately $1.1 billion and equity of approximately $55.5 million and operated 23 banking offices in Chester, Delaware, Lancaster and Cumberland Counties, Pennsylvania.

The former branches of FNB are operating as “1N Bank, a division of Graystone Tower Bank”. During the initial integration period and until a Division president is named, Jeff Renninger, Tower’s Chief Operating Officer, will lead the 1N Bank Division, with support from John A. Featherman III, as chairman of the 1N Bank Division. Additional regional executives include Dave Roland, Senior Vice President and Commercial Loan Manager, and Elizabeth Golding, Senior Vice President and Retail Executive, who have combined more than 45 years of experience in these markets. We also intend to add a new senior-level regional credit officer in early 2011.

The following summarizes what we believe are the principal anticipated benefits of the First Chester merger:

•

The merger provides us with an immediate and substantial presence in a growing market with attractive demographics. The majority of First Chester’s branch presence is in Chester County, Pennsylvania, one of the wealthiest and fastest growing counties in Pennsylvania. Following completion of the merger, based on June 30, 2010 deposit data, we rank fourth in deposit market share in Chester County.

•	The merger is expected to result in immediate accretion to our earnings per share with long term pro forma earnings per share accretion expected to normalize at between 20% and 25%.

•

FNB’s Wealth Management Division provides a platform that we believe can be expanded throughout our franchise, giving us the ability to significantly enhance the services available to our customers and increase our sources of non-interest income. The Wealth Management Division continues to be led by Clay T. Henry, who managed the division for FNB prior to the merger.

•	We expect to achieve annual total cost savings of approximately $12 million, pre-tax, after the merger, through the reduction of administrative and operational redundancies.

First Chester experienced significant deterioration in its asset quality during the 12 to 18 months prior to completion of the merger. At September 30, 2010, First Chester’s nonperforming assets were $56.8 million, compared to $45.8 million at December 31, 2009. We conducted an extensive due diligence review of FNB’s loan portfolio, and have continued to closely monitor developments regarding the portfolio. We will record all acquired loans at their fair market value as of the closing date of the First Chester merger in accordance with current accounting guidance. The fair market value assigned to the acquired loans is based on management’s review and assessment of the portfolio as of the acquisition date and we may be required to increase our loan loss provision for or charge-off a higher percentage of the acquired loans due to adverse developments in or changes in the risk characteristics of the portfolio, which would have a negative impact on our earnings.

On December 31, 2008, First Chester completed its acquisition of American Home Bank, National Association, through the merger of American Home Bank with and into FNB. AHB was established in 2001 and had been engaged in full service community banking, with a primary focus on mortgage-banking activities. The mortgage banking activities previously conducted by AHB were operated by FNB through its AHB Division. Pursuant to the merger agreement between First Chester and Tower, First Chester and FNB initiated efforts to sell the AHB Division, including, without limitation, the interests of FNB in certain mortgage-banking related joint ventures and activities related thereto. No sale agreement related to the AHB Division was executed prior to consummation of the merger. We are continuing with the attempt to sell the AHB Division. There can be no assurance that we will be successful in selling the AHB Division. If unsuccessful, we intend to commence winding down the operations of the AHB Division in an orderly fashion. In the event we determine to proceed with winding down the AHB Division, we would expect to recognize a pre-tax expense of approximately $5.6 million.

For a discussion of the risks inherent in the First Chester merger, see “Risk Factors – Risks Related to the Acquisition of First Chester” beginning on page S-19.

On a pro forma basis as of September 30, 2010, assuming the merger of Tower and First Chester had occurred on such date, we had total assets of approximately $2.7 billion, total deposits of approximately $2.3 billion and shareholders’ equity of approximately $216.7 million. See “Prospectus Summary – Preliminary Selected Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger” and “Preliminary Unaudited Pro Forma Combined Financial Information Relating to the First Chester Merger” elsewhere in this document for additional information on the First Chester merger.

Below is the composite average deposit composition of Tower and First Chester for the nine months ended September 30, 2010 derived from the Tower and First Chester quarterly reports on Form 10-Q for the quarterly period ended September 30, 2010:

Combined Average Deposit Composition

(Dollars in thousands)

Average Balance for Nine Months Ending September 30, 2010
Non-interest bearing transaction accounts	$265,468
Interest Checking accounts	332,222
Money Market accounts	662,983
Savings accounts	173,878
Time Deposits less than $100,000	545,627
Time Deposits greater than $100,000	344,551

Total Deposits	$2,324,729

Below is the composite loan composition of Tower and First Chester as of September 30, 2010 derived from bank regulatory “Call Reports” of Graystone Tower Bank and FNB for the third quarter of 2010 (data excludes loans held for sale and does not include the impact of purchase accounting):

Combined Loan Composition

(Dollars in thousands)

Period Ended September 30, 2010
Construction	$189,534
Residential real estate	639,867
Commercial real estate (Owner occupied)	281,678
Commercial real estate (Non-owner occupied)	726,098
Commercial and Industrial	282,540
Consumer and Other	34,864

Total Gross Loans and Leases	$2,154,581

In connection with the First Chester merger, on December 10, 2010, we terminated our relationship with and Graystone Tower Bank’s 20% interest in Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC, through which we previously offered investment advisory services to certain customers. We expect to record a one-time expense of approximately $1.5 million, pre-tax, including a termination fee of $550 thousand and a write-off of investment of approximately $939 thousand in connection with the termination of this relationship in the fourth quarter of 2010.

Our fourth quarter results will include approximately $1.3 million, pre-tax, in expenses associated with the First Chester merger.

Tower’s Unaudited Results for October and November of 2010

The following is a discussion of certain unaudited financial information for Tower from October 1, 2010 to November 30, 2010.

Results for the two month period ended November 30, 2010, reflect similar trends as those experienced during the first nine months of 2010. At November 30, 2010, we had total assets of approximately $1.6 billion and total deposits of approximately $1.3 billion. Financial highlights for the two month period ended November 30, 2010 include the following:

•

Total commercial loans increased $5.9 million, or 3.4% annualized, since September 30, 2010, reflecting continued demand for commercial loans to credit qualified businesses and individuals within our market areas.

•

Residential mortgage loans decreased $1.9 million, or 5.9% annualized, since September 30, 2010, reflecting our continued efforts to refinance residential mortgage loans through our mortgage subsidiary, Graystone Mortgage, LLC.

•

Core deposits (defined as total deposits less total time deposits) decreased $14.9 million, or 9.6% annualized, since September 30, 2010 and now represent 67.6% of total deposits. The decrease can be attributed to a reduction of $15.4 million in our money market deposits as we strategically reduced our rates paid on this product during the fourth quarter of 2010.

•

Nonperforming loans increased from $15.3 million, or 1.15% of total loans, at September 30, 2010 to $16.9 million, or 1.26% of total loans, at November 30, 2010, primarily as the result of a few small commercial credits that were moved into non-accrual status during October and November 2010. At November 30, 2010, the adjusted (non-GAAP) allowance for loan losses represented 1.13% of total loans as compared to 1.07% at September 30, 2010, while the adjusted (non-GAAP) allowance for loan losses as a percentage of nonperforming loans decreased to 89.77% at November 30, 2010, compared to 93.07% at September 30, 2010. (See Note 3 within the “Selected Consolidated Financial Information of Tower” beginning on page S-5 for an explanation of this non-GAAP measure.)

•

Our tax equivalent net interest rate margin increased 16 basis points to 3.80% for the two months ended November 30, 2010 as compared to the quarter ended September 30, 2010, mostly a result of decreased rates paid on our interest bearing liabilities.

•

Our efficiency ratio increased to 73.76% for the two months ended November 30, 2010 as compared to 67.32% for the quarter ended September 30, 2010, largely a result of increased occupancy, salary and benefits, and other non-interest expense in anticipation of our acquisition of First Chester.

Unless otherwise indicated, the discussion set forth above does not include the effects of the First Chester merger, which closed on December 10, 2010. Our fourth quarter results will include approximately $1.3 million, pre-tax, in expenses associated with the First Chester merger, as well as approximately $1.5 million in one-time expenses associated with termination of our relationship with Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC.

In December 2010, Tower anticipates putting a specific reserve of $2.5 million on a $5.0 million commercial credit. This credit was identified and classified by Tower during the first quarter of 2010. In working with other lenders involved with this credit, the principal has agreed to refinance the loan with additional collateral and cash flows. The refinancing transaction was scheduled to close in December 2010, but management was recently informed that the closing has been delayed. As a result, Tower management currently plans to record $2.5 million in provision for loan loss related to this credit in December 2010.

First Chester’s Unaudited Results for October and November of 2010

The following is a discussion of certain unaudited financial information for First Chester from October 1, 2010 to November 30, 2010.

Results during the two month period ended November 30, 2010, reflect similar trends as those experienced during the first nine months of 2010. At November 30, 2010, First Chester had total assets of approximately $1.2 billion and total deposits of approximately $1.0 billion. Financial highlights for the two month period ended November 30, 2010 include the following:

•	Total commercial loans decreased $15.7 million, or 2.61%, since September 30, 2010, reflecting continued amortization and payoffs.

•	Residential mortgage loans decreased $0.6 million, or 0.48%, since September 30, 2010.

•

Core deposits (defined as total deposits less jumbo certificates of deposit, municipal checking and brokered deposits) increased $7.3 million, or 1.08%, since September 30, 2010 and now represent 68.0% of total deposits, reflecting FNB’s strength in its core markets and its focus on the growth of consumer transaction accounts.

•

Nonperforming loans decreased from $52.8 million, or 6.32%, of total loans, at September 30, 2010 to $43.4 million, or 5.33%, of total loans, at November 30, 2010. At September 30, 2010, the allowance for loan and lease losses represented 2.65% of total loans as compared to 2.77% at November 30, 2010, while the allowance for loan and lease losses as a percentage of nonperforming loans increased to 51.91% at November 30, 2010, compared to 41.89% at September 30, 2010.

•	First Chester’s tax equivalent net interest rate margin decreased 12 basis points to 3.43% for the two months ended November 30, 2010 as compared to the quarter ended September 30, 2010.

•

First Chester’s efficiency ratio improved to 84.9% for the two months ended November 30, 2010 as compared to 95.4% for the quarter ended September 30, 2010, a reflection of increasing non-interest income.

PRELIMINARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION RELATING TO THE FIRST CHESTER MERGER

The acquisition by Tower of First Chester will be accounted for under the acquisition method of accounting under GAAP. Under this method, First Chester’s assets and liabilities as of the closing date of the First Chester merger will be recorded at their respective fair values and added to those of Tower. Any difference between the purchase price for First Chester and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Tower in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Tower issued after the acquisition will reflect the results attributable to the acquired operations of First Chester beginning on the date of completion of the acquisition. The merger was effected by the issuance of shares of Tower common stock to First Chester shareholders. The unaudited pro forma combined financial information assumes that each share of First Chester common stock is exchanged for 0.356 shares of Tower common stock. As of December 13, 2010 and based on (i) outstanding shares of common stock of Tower and First Chester as of December 10, 2010 and (ii) the exchange ratio, former First Chester shareholders own approximately 23.8% of the voting stock of the combined company.

The following unaudited pro forma combined consolidated balance sheet as of September 30, 2010 and unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 combine the historical financial statements of Tower and First Chester. The unaudited pro forma financial statements give effect to the merger as if it occurred on September 30, 2010 with respect to the balance sheet, and on January 1, 2010 and January 1, 2009 with respect to the statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. The unaudited pro forma financial statements were prepared with Tower treated as the acquirer and First Chester as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Tower to complete the merger will be allocated to First Chester’s assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not been finalized as of the date of this document; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements. The fair values of First Chester’s assets and liabilities will be finalized based upon their fair values as of the date of the completion of the merger. There can be no assurance that the final determination will not result in material changes from the amounts presented in these pro forma financial statements. The pro forma calculations, shown below, reflect a closing share price of $22.14, which represents the closing price of Tower’s common stock on December 10, 2010.

Certain reclassification adjustments to pro forma financial statements were made to the pro forma financial statements to conform to Tower’s financial statement presentation.

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2010

(Dollars in thousands)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$28,434	$56,674	$—		$85,108
Federal funds sold	17,831	2,441	—		20,272

Cash and cash equivalents	46,265	59,115	—		105,380

Securities available for sale	145,428	46,414	—		191,842
Restricted investments	6,254	11,790	—		18,044
Loans held for sale	12,851	—	—		12,851
Loans, net of fair value adjustments	1,321,537	835,388	(78,292)		2,078,633
Allowance for possible loan losses	(12,717)	(22,101)	22,101	(6)	(12,717)

Loans, net	1,308,820	813,287	(56,191	)(5)(6)(7)	2,065,916
Premises and equipment, net of accumulated depreciation	29,006	18,761	6,820	(13)	54,587
Real estate owned other than premises	—	4,080	—		4,080
Accrued interest receivable	5,220	2,867	—		8,087
Deferred tax asset, net	1,488	1,182	6,392	(12)	9,062
Bank owned life insurance	37,906	1,526	—		39,432
Goodwill	11,935	—	11,396	(1)	23,331
Other intangible assets, net	2,871	—	10,469	(3)	13,340
Other assets	10,248	15,633	—		25,881
Discontinued assets, at fair value
Mortgage loans and related derivative instruments	—	158,125	—		158,125
Other discontinued assets held for sale	549	3,640	—		4,189

Total Assets	$1,618,841	$1,136,420	$(21,114)		$2,734,147

Liabilities and Equity
Liabilities
Deposits:
Non-interest bearing	$125,174	$149,203	$—		$274,377
Interest bearing	1,230,543	821,050	4,363	(8)	2,055,956

Total deposits	1,355,717	970,253	4,363		2,330,333

Securities sold under agreements to repurchase	7,102	—	—		7,102
Borrowings	77,435	94,034	(30,516	)(7)(9)(10)	140,953
Federal funds purchased	—	—	—		—
Accrued interest payable	1,084	978	—		2,062
Other liabilities	11,709	10,943	9,615	(11)	32,267
Discontinued liabilities	—	4,690	—		4,690

Total liabilities	1,453,047	1,080,898	(16,538)		2,517,407
Equity
Capital stock	—	6,354	(6,354	)(1)(2)	—
Additional paid-in capital	173,175	23,801	25,978	(1)(2)	222,954
Accumulated (deficit) income	(4,431)	24,227	(24,227	)(2)	(4,431)
Accumulated other comprehensive income (loss)	1,143	415	(415	)(2)	1,143
Less: cost of treasury stock	(4,093)	(442)	442	(2)	(4,093)

Total stockholders’ equity	165,794	54,355	(4,576)		215,573
Non-controlling interest	—	1,167	—		1,167

Total equity	165,794	55,522	(4,576)		216,740

Total liabilities and equity	$1,618,841	$1,136,420	$(21,114)		$2,734,147

Unaudited Pro Forma Combined Statement of Operations For The Nine Months Ended September 30, 2010

(Dollars in thousands, except share and per share data)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans, including fees	$51,632	$36,391	$418	(5)(6)(7)	$88,441
Securities	3,223	1,306	(374	)(4)(11)	4,155
Federal funds sold and other	98	233	—		331

Total interest income	54,953	37,930	44		92,927

Interest Expense
Deposits	13,645	7,869	(733	)(8)	20,781
Borrowings	2,985	4,150	(1,577	)(7)(9)(10)	5,558

Total interest expense	16,630	12,019	(2,310)		26,339

Net interest income	38,323	25,911	2,354		66,588
Provision for loan losses	4,950	767	—		5,717

Net interest income after provision for loan losses	33,373	25,144	2,354		60,871

Non-Interest Income
Service charges on deposit accounts	2,377	1,726	—		4,103
Other service charges, commissions and fees	1,788	2,928	—		4,716
Gain on sale of mortgage loans originated for sale	1,250	—	—		1,250
Gain on sale of other interest earnings assets	260	(9)	—		251
Income from bank owned life insurance	1,390	52	—		1,442
Other income	512	1,202	—		1,714

Total non-interest income	7,577	5,899	—		13,476

Non-Interest Expense
Salaries and employee benefits	15,996	10,581	—		26,577
Occupancy and equipment	5,236	4,014	170	(13)	9,420
Amortization of intangible assets	496	—	1,427	(3)	1,923
FDIC insurance premiums	1,500	1,938	—		3,438
Advertising and promotion	740	529	—		1,269
Data processing	1,894	1,681	—		3,575
Professional service fees	1,197	6,180	—		7,377
Impairment of fixed assets	920	—	—		920
Other operating expenses	4,436	4,000	—		8,436
Merger related expenses	304	894	(1,198	)(11)	—

Total non-interest expense	32,719	29,817	399		62,935

Income (loss) from continuing operations before taxes	8,231	1,226	1,955		11,412
Income taxes	2,647	582	684	(12)	3,913

Income (loss) from continuing operations	5,584	644	1,271		7,499

Discontinued Operations
Loss from discontinued operations, net of taxes	—	(1,145)	—		(1,145)
Less: Net income attributable to non-controlling interest	—	1,025	—		1,025

Net loss attributable to discontinued operations	—	(2,170)	—		(2,170)

Net income (loss)	$5,584	$(1,526)	$1,271		$5,329

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Net Income (Loss) per Common Share :
Net income (loss) per share from continuing operations (Basic)	$0.78	$0.11	$—		$0.80
Net income (loss) per share from continuing operations (Diluted)	$0.78	$0.11	$—		$0.80
Net loss per share from discontinued operations (Basic)	$—	$(0.35)	$—		$(0.23)
Net loss per share from discontinued operations (Diluted)	$—	$(0.35)	$—		$(0.23)
Net income (loss) per share (Basic)	$0.78	$(0.24)	$—		$0.57
Net income (loss) per share (Diluted)	$0.78	$(0.24)	$—		$0.57
Dividends declared	$0.84	$—	$—		$0.84

Weighted Average Common Shares Outstanding:
Basic	7,134,611	6,325,258	(4,073,466	)(1)	9,386,403
Diluted	7,137,508	6,325,258	(4,073,466	)(1)	9,389,300

Unaudited Pro Forma Combined Statement of Operations For The Year Ended December 31, 2009

(Dollars in thousands, except share and per share data)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Loans, including fees	$54,304	$53,861	$557	(5)(6)(7)	$108,722
Securities	1,956	3,639	(321	)(4)(11)	5,274
Federal funds sold and other	123	54	—		177

Total interest income	56,383	57,554	236		114,173

Interest Expense
Deposits	17,963	12,734	(2,931	)(8)	27,766
Borrowings	2,465	6,647	(2,103	)(7)(9)(10)	7,009

Total interest expense	20,428	19,381	(5,034)		34,775

Net interest income	35,955	38,173	5,270		79,398
Provision for loan losses	5,216	33,919	—		39,135

Net interest income after provision for loan losses	30,739	4,254	5,270		40,263
Non-Interest Income
Service charges on deposit accounts	2,156	2,625	—		4,781
Other service charges, commissions and fees	2,131	3,881	—		6,012
Gain on sale of mortgage loans originated for sale	1,521	—	—		1,521
Gain on sale of other interest earnings assets	364	854	—		1,218
Income from bank owned life insurance	1,034	76	—		1,110
Other income	1,622	64	—		1,686

Total non-interest income	8,828	7,500	—		16,328

Non-Interest Expense
Salaries and employee benefits	15,841	20,828	—		36,669
Occupancy and equipment	5,479	5,280	227	(13)	10,986
Amortization of intangible assets	532	—	1,903	(3)	2,435
FDIC Insurance	1,747	2,439	—		4,186
Advertising and promotion	972	1,044	—		2,016
Data processing	2,050	1,820	—		3,870
Professional service fees	1,155	5,297	—		6,452
Other operating expenses	4,173	7,050	—		11,223
Merger related expenses	2,080	200	(2,280	)(11)	—

Total non-interest expense	34,029	43,958	(150)		77,837

Income (loss) from continuing operations before taxes	5,538	(32,204)	5,420		(21,246)
Income tax expense (benefit)	1,829	(511)	1,897	(12)	3,215

Income (loss) from continuing operations	3,709	(31,693)	3,523		(24,461)
Discontinued Operations
Income from discontinued operations, net of taxes	—	3,923	—		3,923
Less: Net income attributable to non-controlling interest	—	1,858	—		1,858

Net income attributable to discontinued operations	—	2,065	—		2,065

Net income (loss)	$3,709	$(29,628)	$3,523		$(22,396)

	Tower Bancorp, Inc.	First Chester County Corporation	Pro Forma Adjustments		Pro Forma Combined
Net Income (Loss) per Common Share:
Net income (loss) per share from continuing operations (Basic)	$0.72	$(5.05)	$—		$(3.31)
Net income (loss) per share from continuing operations (Diluted)	$0.72	$(5.05)	$—		$(3.31)
Net loss per share from discontinued operations (Basic)	$—	$0.33	$—		$0.28
Net loss per share from discontinued operations (Diluted)	$—	$0.33	$—		$0.28
Net income (loss) per share (Basic)	$0.72	$(4.72)	$—		$(3.03)
Net income (loss) per share (Diluted)	$0.72	$(4.72)	$—		$(3.03)
Dividends declared	$0.84	$0.44	$—		$0.84
Weighted Average Common Shares Outstanding:
Basic	5,156,078	6,281,304	(4,045,160	)(1)	7,392,222
Diluted	5,161,325	6,281,304	(4,050,407	)(1)	7,392,222

NOTES TO PRELIMINARY UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)	The acquisition was effected by the issuance of shares of Tower common stock to First Chester’s shareholders. The unaudited pro forma combined financial information assumes that each share of First Chester common stock is exchanged for 0.356 shares of Tower common stock.

As of December 13, 2010 and based on (i) outstanding shares of common stock of Tower and First Chester as of December 10, 2010 and (ii) the exchange ratio, former First Chester shareholders own approximately 23.8% of the voting stock of the combined company. The shares of Tower common stock issued illustrated in this pro forma were assumed to be recorded at $22.14 per share, the closing sale price of Tower common stock on December 10, 2010.

The final allocation of the purchase price will be determined after additional analyses are performed to determine the fair values of First Chester tangible and identifiable intangible assets and liabilities as of the date the acquisition was completed. Changes in the fair value of the net assets of First Chester as of the date of the acquisition will likely change the amount of purchase price allocable to goodwill. The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of First Chester at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Furthermore, the final allocation of the acquisition price will be determined after completion of a final analysis to determine the fair values of First Chester’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final acquisition accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and statement of operations. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities. The unaudited pro forma combined financial statements for the acquisition are included only as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009. The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the consolidation actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

And Reconciliation of Pro Forma Shares Outstanding at September 30, 2010

(Dollars in thousands except per share data)
Purchase Price Consideration—Common Stock
First Chester shares outstanding (less treasury shares cancelled) exchanged for stock	6,317,096
Exchange Ratio	0.356
Tower shares issued to First Chester shareholders	2,248,438
Purchase price per Tower common share	$22.14
Purchase price assigned to shares exchanged for stock		$49,780
Purchase price assigned to Seller shares owned by Buyer
Net Assets Acquired:
First Chester shareholders’ equity	$54,356
First Chester goodwill and intangibles	—
Estimated adjustments to reflect assets acquired at fair value:
Investments	—
Loans	(52,292)
Allowance for loan losses	22,101
Core deposit intangible	10,469
Premises & equipment, net	6,820
Deferred tax assets	6,392
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(4,363)
Borrowings	4,516
Tower transaction merger liabilities accrued at closing	(9,615)

		38,384

Goodwill resulting from merger		$11,396

Reconciliation of Pro Forma Shares Outstanding

First Chester shares outstanding (less treasury shares cancelled)	6,317,096
Exchange ratio	0.3560
Tower shares issued to First Chester	2,248,438
Tower shares outstanding	7,183,800
Pro forma Tower shares outstanding	9,432,238
Pro forma % ownership by First Chester	23.84%
Pro forma % ownership by Tower	76.16%

2)	Adjustment to reflect the issuance of common shares of Tower common stock with no par value in connection with the merger and the adjustments to shareholders’ equity for the reclassification of First Chester historical equity accounts (common stock, accumulated other comprehensive income, cost of treasury stock, and earnings) into additional paid-in capital.

3)

Adjustment of $10.5 million to core deposit intangible to reflect the fair value of this asset and the related amortization and the related amortization adjustment based upon an expected life of ten years and using a sum of the years digits method. The amortization of the core deposit intangible is expected to increase pro forma pre-tax non-interest expense by $2.0 million in the first year following consummation of the merger.

4)	Since all investments were recorded as available for sale and at fair value, no balance sheet adjustment is necessary. Statement of operation adjustments reflect amortization of the available for sale premium which will be prospectively amortized based upon an expected life of 5 years using a method that approximates the level yield method. This investment adjustment is expected to decrease pro forma pre-tax interest income by $90 thousand in the first year following consummation of the merger.

5)	Adjustment of $2.3 million to reflect fair values of loans based on current interest rates of similar loans, net of previous unamortized purchase adjustments. The adjustment will be recognized using the level yield amortization method based upon the expected life of the loans. This adjustment is expected to decrease pro forma pre-tax interest income by $1.7 million in the first year following consummation of the merger.

6)	Adjustments to reflect the fair value of loans include:

•	Adjustment of $22.1 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under ASC 805.

•

Adjustment of $28.0 million for loans within the scope of ASC 310-30. As result of a detailed analysis by management of all criticized loans, $71.8 million of loans were determined to be within the scope of and evaluated under ASC 310-30. This review considered payment history, relevant collateral values, debt service ratios and other factors to identify loans which evidenced deterioration of credit quality since origination and which management determined that it was probable, at acquisition, that the collection of all contractually required payments receivable would not be possible. The contractually required payments receivable related to ASC 310-30 loans is approximately $92.7 million with excepted cash flow to be collected of $55.7 million. The estimated fair value of such loans is $43.8 million, with a nonaccretable difference of $37.5 million and accretable yield of $11.4 million. The fair value of loans falling within the scope of ASC 310-30 was determined in accordance with guidelines of ASC 310. Fair value represents the calculated accretable yield (based on comparison of expected cash flows and contractual cash flows) deducted from the expected cash flows analysis. Assumptions utilized in the above calculations included an adjustment to collateral value after consideration of available appraisal documentation and the expected cash flows available for future reduction in debt payment.

•

Adjustment of $22.0 million for all remaining loans determined not to be within the scope of ASC 310-30. Loans which are not within the scope of ASC 310-30 totaled $737.6 million. The credit quality adjustment will be recognized using the effective yield method over the life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $3.8 million in the first year following completion of the acquisition. In determining the fair value of the loans which are not within the scope of ASC 310-30, the acquired loan portfolio was evaluated based on risk characteristics and other credit and market criteria to determine a credit quality adjustment to the fair value of the loan acquired. The acquired loan balance was reduced by the aggregate amount of the credit quality adjustment in determining the fair value of the loans.

7)	Adjustment of $26.0 million to eliminate an intercompany loan between Tower and First Chester. Under the terms of the loan agreement dated November 20, 2009, as amended on October 28, 2010, the loan amount of $26.0 million is due and payable on December 31, 2010 with an interest rate of 6.00%. This adjustment is expected to decrease pro forma pre-tax interest income and interest expense by $1.6 million.

8)	Adjustment of $4.4 million to reflect the fair values of interest-bearing time deposit liabilities based on current interest rates for similar instruments, net of previous unamortized balances. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $2.9 million in the first year following consummation of the merger.

9)	Adjustment of $1.7 million to reflect fair values of long-term debt which consists primarily of FHLB advances at various terms and maturities, net of previous unamortized balances. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $776 thousand in the first year following consummation of the merger.

10)	Adjustment of $6.2 million to reflect fair values of trust preferred securities. The adjustment will be substantially recognized using an amortization method that approximates the level yield method. This adjustment is expected to increase pro forma pre-tax interest expense by $254 thousand in the first year following consummation of the merger.

11)	Adjustment relates to recognition of estimated merger obligations and cost of $9.6 million pre-tax, and $7.7 million after-tax, expected to be recorded as a liability on the closing date of the merger. The adjustment to the statements of operations relates to the removal of direct incremental transaction costs recorded in the historical financial statements of both companies. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $9.6 million) related to these charges, which approximates $231 thousand annually following consummation assuming a 3.0% cost of funds.

12)	Adjustment to reflect the net deferred tax at a rate of 35% related to fair value adjustments on the balance sheet and a statutory tax rate of 35% for book tax expense. It is noted that a tax benefit was not taken for certain merger obligations and costs that were considered to be not tax deductible.

13)	Adjustment of $6.8 million to reflect an increase in fair value for premises and equipment. The amortization of the fair value adjustment is presented over a 30 year period. The adjustment is expected to increase pro forma occupancy and equipment expense by $227 thousand in the first year following consummation of the merger.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to us from the sale of the common stock offered by us will be approximately $             (or approximately $             if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering for general corporate purposes.

General corporate purposes may include, among other purposes, contribution to the capital of our bank subsidiary to support its lending and investing activities; repayment of our debt; to support or fund acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

CAPITALIZATION

The following table sets forth our pro forma consolidated capitalization as of September 30, 2010, giving effect to the First Chester merger, and adjusted to give effect to the issuance of the common stock offered.

	September 30, 2010
	Actual		First Chester Merger(1)		As Adjusted(2)
	(Dollars in thousands)
Borrowings
Subordinated debentures	$21,000		$21,000
Trust preferred	—		14,620
Other borrowings	56,435		105,333

Total borrowings	77,435		140,953		—

Stockholders’ Equity
Common stock, no par value(3)	—		—
Additional paid-in capital(2)	173,175		222,954
Accumulated deficit	(4,431)		(4,431)
Accumulated other comprehensive income (loss)	1,143		1,143
Less: cost of treasury stock, 103,358 shares at September 30, 2010	(4,093)		(4,093)

Total common stockholders’ equity	165,794		215,573		—

Total capitalization	$243,229		$356,526		$—

Per Share of Common Stock
Book value per share	$23.08		$22.85
Per share effect of goodwill and intangible assets	(2.06)		(3.88)

Tangible book value per share(4)	$21.02		$18.97

Capital Ratios
Tangible common equity to tangible assets	9.41	%(5)	6.63	%(6)
Tier 1 Capital to Tangible Assets Ratio	9.45%		7.11%
Tier 1 Risk Based Capital Ratio	11.12%		8.96%
Total Risk Based Capital Ratio	13.18%		10.25%

(1)	Pro forma capital ratios do not give effect to the issuance of the common stock offered hereby.
(2)	Assumes that shares of common stock are sold by us in this offering at $ per share and that the net proceeds thereof are approximately $ after deducting underwriting discounts and commissions and our estimated expenses. If the underwriters’ over-allotment option is exercised in full, additional paid in capital will increase by approximately $ .

(3)	At September 30, 2010, Tower had 50,000,000 shares authorized; 7,287,158 issued shares and 7,183,800 outstanding shares. As a result of the First Chester merger, Tower has 9,535,596 issued shares and 9,432,238 outstanding shares on a pro forma basis at September 30, 2010.
(4)	The measure of tangible book value per share is a ratio of non-GAAP financial measure calculated using non-GAAP amounts. See Note 1 to “Selected Consolidated Financial Information of Tower” on page S-7 for further discussion.
(5)	The measure of tangible common equity to tangible assets is a ratio of non-GAAP financial measure calculated using non-GAAP amounts. See Note 4 to “Selected Consolidated Financial Information of Tower” on page S-8 for further discussion.
(6)	The measure of tangible common equity to tangible assets is a ratio of non-GAAP financial measure calculated using non-GAAP amounts. A reconciliation of the ratio of shareholders’ equity to assets and tangible common equity to tangible assets is set forth below.

	September 30, 2010
	First Chester Merger	As Adjusted
	(Dollars in thousands)
Common Shareholders’ equity	$215,573
Intangible assets	36,671

Tangible common equity	178,902
Total Assets	2,734,147
Intangible assets	36,671

Tangible assets	$2,697,476
Total common equity/assets	7.88%
Effect of goodwill and intangible assets	(1.25)%

Tangible common equity/tangible assets	6.63%

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the symbol “TOBC.” The closing price for our common stock on December 14, 2010 was $22.76 per share, and as of such date there were approximately 2,360 holders of record of our common stock and 9,440,612 shares of our common stock outstanding, and outstanding options that were exercisable on that date (or within 60 days of that date) for 177,868 shares of our common stock.

Our common stock began trading on the NASDAQ Global Market on April 6, 2009. Prior to that, our common stock was traded on the Over-the-Counter Bulletin Board (“OTCBB”). The table below sets forth, for the calendar quarters indicated, the high and low bid prices for our common stock as reported on the OTCBB, and the high and low sales prices reported on the NASDAQ Global Market after such listing, and dividends declared per share of our common stock, in U.S. dollars. OTCBB quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Price per Share		Dividend
	High	Low	Declared
Year Ended December 31, 2008
First Quarter	$41.50	$38.25	$0.28
Second Quarter	$39.45	$37.10	$0.28
Third Quarter	$38.50	$28.50	$0.28
Fourth Quarter	$32.00	$19.00	$0.28
Year Ending December 31, 2009
First Quarter	$26.50	$19.00	$0.28	(1)
Second Quarter	$37.50	$22.50	$0.28
Third Quarter	$37.00	$25.26	$0.28
Fourth Quarter	$26.75	$19.06	$0.28
Year Ending December 31, 2010
First Quarter	$27.95	$22.57	$0.28
Second Quarter	$27.60	$21.16	$0.28
Third Quarter	$23.60	$17.74	$0.28
Fourth Quarter(2)	$25.40	$20.19	$0.28

(1)	In addition to the stated quarterly dividends, we declared a special cash dividend of $1.12 per share on March 11, 2009 pursuant to the terms of the merger agreement by and between Tower and Graystone Financial Corp.
(2)	As of December 14, 2010.

DIVIDEND POLICY

The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Declaration of future dividends by our board of directors will depend on a number of factors, including capital requirements, regulatory limitations, our operating results and financial condition and general economic conditions. Under guidance issued by the Federal Reserve Board, as a bank holding company we are to consult the Federal Reserve Board before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

Further, declaration and payment of cash dividends primarily depends upon cash dividend payments to Tower by Graystone Tower Bank, which is our primary source of revenue and cash flow. Tower is a legal entity separate and distinct from Graystone Tower Bank. Accordingly, the right of Tower, and, consequently, the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Tower in its capacity as a creditor may be recognized.

As a state chartered bank, Graystone Tower Bank is subject to regulatory restrictions on the payment and amounts of dividends under the Pennsylvania Banking Code. Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that our subsidiaries will be able to pay dividends in the future or that we will generate adequate cash flow to pay dividends in the future. The failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock.

The payment of dividends by Graystone Tower Bank and us may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

In the merger agreement with Graystone Financial Corp., we committed to maintain our annual dividend rate of at least $1.12 per share for two years after the merger, which was consummated on March 31, 2009, subject to there being sufficient funds legally available to pay the dividend and further provided that we continue to be “well capitalized” on a consolidated basis in accordance with applicable regulatory guidelines following the payment of the dividend.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated articles of incorporation and bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Authorized Shares

Our amended and restated articles of incorporation provide that we may issue up to fifty million (50,000,000) shares of common stock, without par value, and up to five hundred thousand (500,000) shares of preferred stock, without par value. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Our outstanding shares of common stock are fully paid and nonassessable.

Dividends

The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Declaration and payment of cash dividends depends upon cash dividend payments to Tower by Graystone Tower Bank, which is our primary source of revenue and cash flow. Tower Bancorp, Inc. is a legal entity separate and distinct from Graystone Tower Bank. Accordingly, the right of Tower Bancorp, Inc., and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Tower Bancorp, Inc. in its capacity as a creditor may be recognized.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote by common shareholders. Unless otherwise required by law or our articles of incorporation or the bylaws, when a quorum is present the affirmative vote of the shares present, in person or by proxy, and entitled to vote on the matter may take action. Amendment of our bylaws by holders of common stock requires the affirmative vote of holders of a majority of the outstanding common stock. Approval by holders of our common stock of a merger, consolidation, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all of our assets, as well as the repeal or amendment of the provision in our articles of incorporation setting forth this voting requirement, requires the affirmative vote of holders of 66 2/3% of the outstanding shares of our common stock. Holders of common stock do not have cumulative voting rights with respect to the election of directors.

Directors

Following an amendment of our bylaws on July 27, 2010, our board of directors is no longer classified and the term of directors is one year, except that the term of any director serving immediately prior to the Annual Meeting of Shareholders in 2011 who was elected for a term scheduled to continue beyond the 2011 Annual Meeting shall hold office for the term for which the director was elected. Holders of common stock do not have cumulative voting rights with respect to the election of directors.

Pre-Emptive Rights, Redemption

Holders of our common stock do not have pre-emptive rights to acquire any additional shares of our common stock. Our common stock is not subject to redemption.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock will share ratably in any of our assets or funds that are available for distribution to our shareholders after satisfaction, or adequate provision is made for satisfaction, of our liabilities, and after payment of any liquidation preferences of any outstanding shares of our preferred stock.

Anti-Takeover Provisions

Articles of Incorporation and Bylaws Provisions

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of us. Among other things these provisions:

•	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board of directors;

•

require the affirmative vote of holders of 66  2/3% of the outstanding shares of common stock to approve any merger, consolidation, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all of our assets, as well as to repeal or amend the provision in our articles of incorporation setting forth this voting requirement;

•	eliminate cumulative voting in the election of directors; and

•	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of Tower. These provisions, among other things:

•

require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Pennsylvania Business Corporation Law);

•

prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Pennsylvania Business Corporation Law);

•

prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Pennsylvania Business Corporation Law);

•

require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the Pennsylvania Business Corporation Law);

•	expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership, and disposition of common stock by a non-U.S. holder (as defined below) that acquires our common stock in this offering and holds it as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, “controlled foreign corporations,” “passive foreign investment companies,” expatriates, persons deemed to sell common stock under the constructive sale provisions of the Code, and persons that hold common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal gift tax laws or any state, local or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of our common stock.

For purposes of this summary, you are a “non-U.S. holder” if you are a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	an individual that is a citizen or resident of the United States;

•

a corporation, other entity treated as a corporation for U.S. federal income tax purposes, or partnership that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, provided that, (1) a court within the United States is able to exercise primary supervision over its administration or one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such stock.

Except as described below, if you are a non-U.S. holder of common stock, distributions made to you out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate), unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and you have not claimed the dividends are eligible for any treaty benefits as income that is not attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain from U.S. sources that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold our common stock as a capital asset, and you are present in the United States for 183 or more days in the taxable year of the disposition; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

“Effectively connected” gains are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

An individual non-U.S. holder described in the second bullet point above will only be subject to U.S. federal income tax on the gain from the sale of our common stock to the extent such gain is deemed to be from U.S. sources, which will generally only be the case where the individual’s tax home is in the United States. An individual’s tax home is generally considered to be located at the individual’s regular or principal (if more than one regular) place of business. If the individual has no regular or principal place of business because of the nature of the business, or because the individual is not engaged in carrying on any trade or business, then the individual’s tax home is his regular place of abode. If an individual non-U.S. holder is described in the second bullet point above, and the individual non-U.S. holder’s tax home is in the United States, then the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S. source capital losses.

We believe we currently are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death generally will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

This section is specifically relevant to you if you propose to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, or Section 4975 of the Code or on behalf of any other entity the assets of which are “plan assets” under ERISA, which we refer to individually as a Plan and collectively as Plans. If you are proposing to invest in the common stock on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to laws which have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, which we refer to as Similar Laws, in which event you also should consult your legal counsel before making such investment.

Unless otherwise indicated in the applicable prospectus supplement, our common stock may, subject to certain legal restrictions, be held by (1) pension, profit sharing, and other employee benefit plans which are subject to Title I of ERISA, (2) Plans, accounts, and other arrangements that are subject to Section 4975 of the Code, or provisions under Similar Laws, and (3) entities whose underlying assets are considered to include “plan assets” of any such Plans, accounts, or arrangement. Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. A fiduciary of any such Plan, account, or arrangement must determine that the purchase and holding of an interest in our common stock is consistent with its fiduciary duties and the documents and instruments governing such Plan, and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement and the accompanying base prospectus through Keefe, Bruyette & Woods, Inc., Sandler O’Neill & Partners, L.P. and Janney Montgomery Scott LLC. Keefe, Bruyette & Woods, Inc. is acting as sole representative of the several underwriters (collectively, the “Underwriters”) and we have entered into an underwriting agreement with Keefe, Bruyette & Woods as representative of the Underwriters, dated [•], 20[•] (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters of Shares	Number
Keefe, Bruyette & Woods, Inc.	[•]
Sandler O’Neill & Partners, L.P.	[•]
Janney Montgomery Scott LLC	[•]

Total	[•]

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriters.

In connection with this offering, the Underwriters or securities dealers may distribute offering documents to investors electronically.

Commissions and discounts

Shares of common stock sold by the Underwriters to the public will be offered initially at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriters to securities dealers may be sold at a discount of up to $[•] per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriters to other brokers or dealers at a discount of up to $[•] per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, Keefe, Bruyette & Woods, Inc. may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters’ over-allotment option to purchase an additional [•] shares of common stock:

	No Exercise		Full Exercise
Per Share	$	[•]	$	[•]

Total	$	[•]	$	[•]

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriters, will be approximately $[•].

Over-allotment option

We have granted the Underwriters an option to buy up to [•] additional shares of our common stock, at the public offering price less underwriting discounts and commissions. The Underwriters may exercise this option, in whole or from time to time in part, solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the Underwriters exercise this option, each Underwriter will be obligated, subject to the conditions in the Underwriting Agreement, to purchase a number of additional shares of our common stock proportionate to such Underwriter’s initial amount relative to the total amount reflected in the above table.

No sales of similar securities

Subject to specified exceptions some of which are described in more detail below, each of our directors and our executive officers has agreed for a period of 90 days after the date of this prospectus supplement, not to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Tower common stock or any securities convertible into or exchangeable or exercisable for Tower common stock, whether now owned or hereafter acquired by the subject director or executive officer or with respect to which the director or executive officer has or hereafter acquired the power of disposition, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Tower common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of the Tower common stock or other securities, in cash or otherwise, without the prior written consent of Keefe, Bruyette & Woods, Inc. The foregoing restrictions shall not apply to:

•	transfers of shares of Tower common stock as a bona fide gift or gifts, provided that each donee agrees in writing to be bound by the restrictions described above;

•

transfers to any trust or family limited partnership or to any partnership, corporation or limited liability company controlled by the subject director or officer for the direct or indirect benefit of the subject director or officer or by a member of his or her immediate family, provided that the trustee, general partner or transferee, as the case may be, agrees in writing to be bound by the restrictions described above and provided further that any such transfer does not involve a disposition for value;

•

transfers of shares pledged in a bona fide transaction outstanding as of the date of the Underwriting Agreement to a lender of the subject director or officer, disclosed in writing to Keefe, Bruyette & Woods, Inc;

•

the exercise of an option to purchase shares of common stock granted by Tower prior to, and outstanding on the date of the Underwriting Agreement, where the shares received upon exercise of the option are held in accordance with the terms of the Underwriting Agreement; or

•	transfers pursuant to a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock.

The 90 day lock-up periods described in the preceding paragraphs will automatically be extended if (1) during the period beginning on the date that is 15 calendar days plus 3 business days before the last day of the 90 day lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day lock-up period, the lock-up period shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the earnings release is issued or the occurrence of the material news or material event occurs, as applicable, unless Keefe, Bruyette & Woods, Inc. waives, in writing, such extension. Keefe, Bruyette & Woods, Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Indemnification and Contribution

We have agreed to indemnify the Underwriters and their affiliates, selling agents and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Price Stabilization and Short Positions

In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time without notice. The Underwriters may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the Underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The Underwriters and dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

Each of the Underwriters and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services.

We engaged Keefe, Bruyette & Woods to act as our financial advisor in connection with the First Chester merger. Its engagement encompassed assisting us in analyzing, structuring, negotiating and effecting a transaction with First Chester. For those services, we paid Keefe, Bruyette & Woods a cash fee of $175,000 upon the execution of the merger agreement and a cash fee of $500,000 at the time of closing of the merger, and agreed to reimburse them for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify them and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

First Chester engaged Keefe, Bruyette & Woods to act as its financial advisor in connection with the sale of the AHB Division of FNB. For those services, First Chester agreed to pay Keefe, Bruyette & Woods a fee of $400,000 upon consummation of the sale. In addition, First Chester agreed to reimburse them for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify them and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. We succeeded to the obligations of First Chester to Keefe, Bruyette & Woods upon consummation of the First Chester merger.

We expect to continue to use Keefe, Bruyette & Woods and its affiliates for various services in the future.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “TOBC.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. As of December 14, 2010, certain Rhoads & Sinon LLP attorneys beneficially own in the aggregate approximately 13,712 shares of our common stock. Patton Boggs LLP, Washington, D.C. will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Tower Bancorp, Inc. as of December 31, 2009, and for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Graystone Financial Corp. as of December 31, 2008 and for the years ended December 31, 2008 and 2007, have been incorporated by reference herein in reliance upon the report of ParenteBeard LLC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of First Chester County Corporation as of December 31, 2009 and December 31, 2008 and for the years ended December 31, 2009, 2008 and 2007 have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information in our prospectus, this prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

PROSPECTUS

TOWER BANCORP, INC.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Units

This prospectus relates to the offer and sale from time to time, together or separately, in one or more offerings, of any combination of (i) common stock, (ii) preferred stock, (iii) senior or subordinated debt securities, (iv) warrants to purchase common stock, preferred stock or debt securities, (v) depositary shares representing preferred stock, and (vi) units consisting of any combination of the foregoing securities, of Tower Bancorp, Inc. We may also offer the securities upon conversion of any of the securities or upon exercise of warrants. The maximum aggregate initial public offering price of the securities offered through this prospectus is $100,000,000.

We will provide the specific terms of the securities offered in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. Please read this prospectus, the applicable supplement and any related free writing prospectus, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, carefully before you invest in any of our securities.

Our common stock is quoted on the NASDAQ Global Market, under the symbol “TOBC.” On August 11, 2009, the last quoted sale price of our common stock was $34.40 per share. You are urged to obtain current market quotations of the common stock. The applicable prospectus supplement will contain information, where applicable, as to any listing on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

The securities may be offered and sold on a continuous or delayed basis, through agents, dealers or underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 2 of this prospectus and set forth in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is August 17, 2009

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made by this prospectus or any prospectus supplement or any free writing prospectus other than those contained in, or incorporated by reference in, this prospectus or any prospectus supplement or related free writing prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, underwriter or dealer. This prospectus, any prospectus supplement or any free writing prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in such jurisdiction. The delivery of this prospectus, any prospectus supplement or any free writing prospectus or any sale of a security at any time does not imply that the information contained herein or therein is correct as of any time subsequent to their respective dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we or a selling securityholder may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. The applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) may also add, update or change information contained in this prospectus or in the documents that we have incorporated by reference. You should read this prospectus and the applicable prospectus supplement and any related free writing prospectus together with additional information from the sources described in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus. You should not assume that the information in this prospectus, the prospectus supplements, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

You should rely only on the information provided or incorporated by reference in this prospectus, any free writing prospectus and any prospectus supplement, if applicable. We have not authorized anyone to provide you with different information.

References to “we,” “us” or “our” refer to Tower Bancorp, Inc. and its direct or indirect owned subsidiaries, unless the context otherwise requires. The term “you” refers to a prospective investor. This prospectus and the documents that we have incorporated by reference in this prospectus include references to certain of our trademarks and registered trademarks.

THE COMPANY

Tower Bancorp, Inc. is a Pennsylvania business corporation organized in 1983 and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. On March 31, 2009, Tower Bancorp merged with Graystone Financial Corp., a privately held Pennsylvania business corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with Tower Bancorp as the surviving bank holding company. Contemporaneous with the holding company merger, Tower Bancorp’s wholly-owned subsidiary, The First National Bank of Greencastle, merged with and into Graystone Bank, the wholly-owned subsidiary of Graystone Financial Corp., with Graystone Bank as the surviving institution under the name “Graystone Tower Bank.”

Graystone Tower Bank is a full-service community bank operating 25 offices in nine counties of central Pennsylvania and Maryland through its Graystone Bank and Tower Bank divisions. Graystone Tower Bank offers a complete range of financial products to consumer, businesses and not-for-profit customers through various delivery channels. Residential mortgage services are offered by Graystone Tower Bank principally through a mortgage banking subsidiary, Graystone Mortgage, LLC, in which Graystone Tower Bank holds a 90% membership interest. Graystone Tower Bank also maintains a 20% interest in Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC, which offers investment advisory services to high net worth individuals and not for profit entities, and 401(k) plans for business clients.

Our principal executive offices are located at 112 Market Street, Harrisburg, Pennsylvania 17101, and our telephone number is (717) 231-2700. Information about us can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com. The foregoing website addresses are intended to be inactive textual references only. The information on these websites is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks set forth in “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus and under the captions “Risk Factors” in any of our filings with the SEC, including our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For additional information, please see the sources described in “Where You Can Find More Information.”

These risks are not the only risks we face. Additional risks not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks described in our SEC filings or any prospectus supplement or any additional risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In that case, the trading price of securities being offered by this prospectus and the applicable prospectus supplement could decline and you might lose all or part of your investment.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. No shares of preferred stock were outstanding during any annual or quarterly period reported below and no preferred dividends were paid.

($ in thousands)	Six Months Ended June 30, 2009 (2)	Year ended December 31, 2008 (1)	Year ended December 31, 2007 (1)	Year ended December 31, 2006 (1)	Year ended December 31, 2005 (1) (3)
	(Unaudited)
Ratio of earnings to fixed charges:
Excluding interest on deposits	0.80	2.16	0.80	(2.98)	(30.26)
Including interest on deposits	0.97	1.14	0.98	0.49	(10.66)
Fixed charges in excess of earnings	$290	n/a	$352	$3,083	$1,563

Notes: On March 31, 2009 Tower Bancorp, Inc. completed a merger with Graystone Financial Corp. (“Graystone”), with Tower Bancorp, Inc. as the surviving corporation. The merger, while considered a “merger of equals,” is accounted for as a reverse acquisition using the acquisition method of accounting, in accordance with the provisions of Statement of Financial Accounting Standard No. 141 (Revised) Business Combinations, which has been adopted by Tower Bancorp, Inc. and Graystone effective January 1, 2009, with Graystone as the accounting acquirer. As a result, the historical financial information for periods prior to the merger date is that of Graystone.

(1)	The amounts have been derived from the audited financial statements of Graystone at that date, except for the estimated interest on rental expense, which was calculated by management.

(2)	Pretax earnings include $1.4 million of merger related expenses in connection with the merger that was completed on March 31, 2009.

(3)	Historical information for 2005 includes period from formation of Graystone on September 2, 2005 to December 31, 2005.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements that we make in this prospectus and in the documents incorporated by reference in the prospectus include, but are not limited to, statements regarding: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in our filings with the SEC.

Although these forward-looking statements reflect the good faith judgment of management based on currently available information, they involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors may include, but are not limited to the matters described in the section “Risk Factors” above.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. The risk factors identified above and others not yet known may cause our actual results to differ materially from any forward-looking statement. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date of the relevant document incorporated by reference into this prospectus. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this prospectus, or the date of the applicable document, other than as may be required by applicable law or regulation. You are urged to carefully review and consider the various disclosures that we make in our reports filed with the SEC, and that are incorporated by reference into this prospectus, which advise interested parties of the risks and other factors that may affect our business, financial condition, results of operation and cash flows.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in the applicable prospectus supplement or any related free writing prospectus, we currently expect to use the net proceeds of our sale of securities for general corporate purposes. We will not receive any proceeds from the sale of securities by any selling securityholders.

General corporate purposes may include, among other purposes, contribution to the capital of our bank subsidiary to support its lending and investing activities; repayment of our debt; redemption of our capital stock; to support or fund acquisitions of other institutions or branches if opportunities for such transactions become available; and other permitted activities. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 for the securities being offered under this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and accompanying exhibits. This prospectus contains descriptions of certain agreements or documents that are exhibits to the registration statement. The statements as to the contents of such exhibits, however, are brief descriptions and are not necessarily complete, and each statement is qualified in all respects by reference to such agreement or document.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our current SEC filings and the registration statement and accompanying exhibits may be inspected without charge at the public reference facilities of the SEC located at 100 F Street, N. E., Washington, D.C. 20549. You may obtain copies of this information at prescribed rates. The SEC also maintains a website that contains reports, proxy statements, registration statements and other information, including our filings with the SEC. The SEC website address is www.sec.gov. You may call the SEC at 1-800-SEC-0330 to obtain further information on the operations of the public reference room.

We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information about us can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com. Please note that our website addresses are provided as inactive textual references only. Information contained on or accessible through our websites is not part of this prospectus or the prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or the prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with the SEC into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference into this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the filing of this prospectus and prior to the sale of all the securities covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 16, 2009.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, filed on May 11, 2009; and June 30, 2009, filed on August 10, 2009.

•

Our Current Reports on Form 8-K filed on January 15, 2009, January 29, 2009, February 4, 2009, February 13, 2009, March 3, 2009, March 5, 2009, March 11, 2009, March 17, 2009, March 20, 2009, March 31, 2009 (as amended by the Form 8-K/A filed on June 1, 2009), April 2, 2009, April 10, 2009, April 29, 2009, June 12, 2009, July 1, 2009, July 2, 2009 and July 30, 2009.

•

The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on April 2, 2009 pursuant to the Exchange Act, as amended, including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

Notwithstanding the foregoing, any document or portion of a document that is “furnished” to, but not “filed” with, the SEC is not incorporated by reference in this prospectus.

These documents may be obtained as explained above (see “Where You Can Find More Information”), or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling us at the following address or telephone number:

Tower Bancorp, Inc.

112 Market Street

Harrisburg, PA 17101

Attention: Carl D. Lundblad, Corporate Secretary

Phone No.: (717) 231-2700

SECURITIES WE MAY OFFER

The securities that may be offered from time to time through this prospectus are:

•	common stock;

•	preferred stock, which we may issue in one or more series;

•	debt securities, which we may issue in one or more series;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	depositary shares; and

•	units.

Any selling securityholder may offer only common stock.

We will describe in a prospectus supplement that we will deliver with this prospectus, the terms of particular securities that we may offer in the future. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. In each prospectus supplement we will include, if relevant and material, the following information:

•	type and amount of securities which we or any selling securityholder propose to sell;

•	initial public offering price of the securities;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exercise, exchange, settlement or sinking fund terms, if any;

•	ranking;

•	voting or other rights, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	names of the underwriters, agents or dealers, if any, through or to which we or any selling securityholder will sell the securities;

•	compensation, if any, of those underwriters, agents or dealers;

•	details regarding over-allotment options, if any;

•	net proceeds to us;

•	information about any securities exchange or automated quotation system on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the applicable prospectus supplement and any related free writing prospectus may add, update or change the information contained in this prospectus or in the documents we have incorporated by reference.

DESCRIPTION OF COMMON STOCK

The following is a description of our common stock and certain provisions of our amended and restated articles of incorporation and bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Our amended and restated articles of incorporation provide that we may issue up to fifty million (50,000,000) shares of common stock, without par value, and up to five hundred thousand (500,000) shares of preferred stock, without par value. As of the date of this prospectus, 5,058,836 shares of common stock and no shares of preferred stock were issued and outstanding. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Our outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote by common shareholders and do not have cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to any voting rights that may be granted to preferred shares.

Dividends

The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Declaration and payment of cash dividends depends upon cash dividend payments to Tower Bancorp, Inc. by Graystone Tower Bank, which is our primary source of revenue and cash flow. Tower Bancorp, Inc. is a legal entity separate and distinct from Graystone Tower Bank. Accordingly, the right of Tower Bancorp, Inc., and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Tower Bancorp, Inc. in its capacity as a creditor may be recognized.

Pre-Emptive Rights, Redemption

Holders of our common stock do not have pre-emptive rights to acquire any additional shares of our common stock. Our common stock is not subject to redemption.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock will share ratably in any of our assets or funds that are available for distribution to our shareholders after satisfaction, or adequate provision is made for satisfaction, of our liabilities, and after payment of any liquidation preferences of any outstanding shares of our preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Registrar and Transfer Company.

Anti-Takeover Provisions

Articles of Incorporation and Bylaws Provisions

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of us. Among other things these provisions:

•	Empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board of directors;

•	Divide our board of directors into three classes serving staggered three-year terms;

•

Require the affirmative vote of holders of 66 2/3% of the outstanding shares of common stock to approve any merger, consolidation, liquidation or dissolution or any action that would result in the sale or other disposition of all or substantially all of our assets, as well as to repeal or amend the provision in our articles of incorporation setting forth this voting requirement;

•	Eliminate cumulative voting in the election of directors;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•

From March 31, 2009 until March 31, 2012, unless otherwise approved by 80% of our entire board of directors, our board of directors and committees will consist solely and equally of directors designated by directors of the pre-merger boards of Tower Bancorp, Inc. and Graystone Financial Corp., respectively.

Pennsylvania Business Corporation Law

The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to us that may have the effect of deterring or discouraging an attempt to take control of Tower. These provisions, among other things:

•

Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Pennsylvania Business Corporation Law);

•

Prohibit for five years, subject to certain exceptions, a “business combination” (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation’s voting power (Subchapter 25F of the Pennsylvania Business Corporation Law);

•

Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights (Subchapter 25G of the Pennsylvania Business Corporation Law);

•

Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the Pennsylvania Business Corporation Law);

•	Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•

Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

DESCRIPTION OF PREFERRED STOCK

The complete terms of the preferred stock will be contained in the prospectus supplement and in the applicable certificate of designation for the preferred shares that may be adopted by our board of directors in the future. You should read the certificate of designation and the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

Under the terms of our amended and restated articles of incorporation, our board of directors is authorized to issue up to 500,000 shares of preferred stock, without par value, in one or more series, without shareholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, liquidation preferences and sinking fund terms, of each series of preferred stock, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, our board of directors has not designated any shares of the preferred stock.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Terms

You should refer to the prospectus supplement relating to the offering of any series of preferred stock for specific terms of the shares, including the following terms:

•	title and stated or liquidation value;

•	number of shares offered and initial offering price;

•	voting right and other protective provisions;

•	any dividend rate(s), payment period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares;

•	date from which dividends will accumulate, if applicable;

•	terms and amount of a sinking fund, if any, for purchase or redemption;

•	redemption rights, including conditions and the redemption price(s), if applicable;

•	listing on any securities exchange;

•

terms and conditions, upon which shares will be convertible into common stock or any other securities, including the conversion price, rate or other manner of calculation, conversion period and anti-dilution provisions, if applicable;

•

terms and conditions upon which shares will be exchangeable into debt securities or any other securities, including the exchange price, rate or other manner of calculation, exchange period and any anti-dilution provisions, if applicable;

•	the relative ranking and preference as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs, including liquidation preference amount;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any other specific terms, preferences, rights, privileges, limitations or restrictions; and

•	a discussion of applicable material U.S. federal income tax consequences.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of any series of preferred stock we issue under this prospectus and applicable prospectus supplement in the certificate of designation relating to that series. We will file the certificate of designation as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not necessarily describe all of the terms of the preferred stock in detail. You should read the applicable certificate of designation for a complete description of all of the terms.

Ranking

Unless we provide otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to the offered shares of preferred stock;

•	on a parity with all of our equity securities ranking on a parity with the offered shares of preferred stock; and

•	junior to all of our equity securities ranking senior to the offered shares of preferred stock.

The term “equity securities” does not include convertible debt securities.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law.

Dividends

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive dividends, when and as authorized by our board of directors, out of legally available funds, as specified in the applicable prospectus supplement.

Redemption

If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that prospectus supplement.

Liquidation Preference

In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of any series of our preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock ranking senior, an amount equal to the stated or liquidation value of the shares of the series plus, if applicable, an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of our preferred stock will be insufficient to permit full payment to the holders, then the holders of our preferred stock will share ratably in any distribution of our assets in proportion to the amounts that they otherwise would receive on their shares of our preferred stock if the shares were paid in full.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock or other securities will be set forth in the prospectus supplement relating to the offering of those shares of preferred stock. These terms typically will include number of shares of common stock or other securities into which the preferred stock is convertible; conversion price (or manner of calculation); conversion period; provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; events, if any, requiring an adjustment of the conversion price; and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar

We will identify the transfer agent and registrar for any series of preferred stock offered by this prospectus in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The complete terms of the debt securities will be contained in the indenture and indenture supplement applicable to the debt securities. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and indenture supplement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible or exchangeable debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our senior indebtedness. Any convertible debt securities that we may issue will be convertible into or exchangeable for common stock, preferred stock or other securities of ours or of a third party. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in a prospectus supplement (and any free writing prospectus).

We will issue the senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are not complete and are qualified in their entirety by reference to all of the provisions of the indenture applicable to a particular series of debt securities. You should read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The following are some of the terms relating to a series of debt securities that could be described in a prospectus supplement:

•	title;

•	principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	maturity date;

•	principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the debt securities will be secured or unsecured, and the terms of any secured debt;

•	terms of the subordination of any series of subordinated debt;

•	place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	procedures for any auction or remarketing, if any;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other securities of ours or of a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets would have to assume all of our obligations under the indentures and the debt securities, as appropriate. In addition, the terms of any securities that we may offer pursuant to this prospectus may limit our ability to merge or consolidate or otherwise sell, convey, transfer or otherwise dispose of all or substantially all of our assets, which terms would be set forth in the applicable prospectus supplement and supplemental indenture.

If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property would have to make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The events of default under the indentures, subject to modification or deletion as provided in a supplemental indenture with respect to any specific series of debt securities, include the following events:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or deferred;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding would be due and payable without any notice or other action on the part of the indenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture occurs and continues, the indenture trustee would be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•

the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939, as amended;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the indenture trustee;

•	compensate and indemnify the indenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement or free writing prospectus with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Indenture Trustee

The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by an indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement or free writing prospectus, we will designate an office or agency of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

Unless otherwise provided in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

The complete terms of the warrants will be contained in the applicable warrant agreement and warrant. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant and warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. If we offer warrants, we will describe the terms in a prospectus supplement (and any free writing prospectus). Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us and the holder or beneficial owner, or under a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those warrants.

The following are some of the terms relating to a series of warrants that could be described in a prospectus supplement:

•	title of the warrants;

•	aggregate number of warrants;

•	price or prices at which the warrants will be issued;

•	designation, number, aggregate principal amount, denominations and terms of the securities that may be purchased on exercise of the warrants;

•	date, if any, on and after which the warrants and the debt securities offered with the warrants, if any, will be separately transferable;

•	purchase price for each security purchasable on exercise of the warrants;

•	dates on which the right to purchase certain securities upon exercise of the warrants will begin and end;

•	minimum or maximum number of securities that may be purchased at any one time upon exercise of the warrants;

•	anti-dilution provisions or other adjustments to the exercise price of the warrants;

•	terms of any right that we may have to redeem the warrants;

•	effect of any merger, consolidation, sale or other transfer of our business on the warrants and the applicable warrant agreement;

•	name and address of the warrant agent, if any;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only. Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except as set forth in the applicable prospectus supplement or free writing prospectus. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture.

Unless otherwise provided in the applicable prospectus supplement, the warrants and the warrant agreements will be governed by the laws of the Commonwealth of Pennsylvania. We will evidence each series of warrants by warrant certificates that we will issue. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered. The description of warrants in any prospectus supplement will not necessarily describe all of the terms of the warrants in detail. You should read the applicable warrant agreements and warrant certificates for a complete description of all of the terms.

DESCRIPTION OF DEPOSITARY SHARES

The complete terms of the depositary shares will be contained in the depositary agreement and depositary receipt applicable to any depositary shares. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary agreement and the depositary receipt. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

The following summary description of certain common provisions of a depositary agreement and the related depositary receipts and any summary description of the depositary agreement and depositary receipts in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to all of the provisions of such depositary agreement and depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

Unless otherwise provided in the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. The depositary agreement may be terminated by the bank depositary or us only if:

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF UNITS

The complete terms of the units will be contained in the unit agreement and any related document applicable to any units. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the unit agreement and any related document. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

We may issue units, in one or more series, consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. If we offer units, we will describe the terms in a prospectus supplement (and any free writing prospectus). Units may be issued under a written unit agreement to be entered into between us and the holder or beneficial owner, or we could issue units under a written unit agreement with a unit agent specified in a prospectus supplement. A unit agent would act solely as our agent in connection with the units of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of those units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

The following are some of the unit terms that could be described in a prospectus supplement:

•	title of the units;

•	aggregate number of units;

•	price or prices at which the units will be issued;

•	designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	effect of any merger, consolidation, sale or other transfer of our business on the units and the applicable unit agreement;

•	name and address of the unit agent;

•	information with respect to book-entry procedures;

•	a discussion of material U.S. federal income tax considerations; and

•	other material terms, including terms relating to transferability, exchange, exercise or amendments of the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Unless otherwise provided in the applicable prospectus supplement, the unit agreements will be governed by the laws of the Commonwealth of Pennsylvania. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus the forms of the unit agreements containing the terms of the units being offered. The description of units in any prospectus supplement will not necessarily describe all of the terms of the units in detail. You should read the applicable unit agreements for a complete description of all of the terms.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, including as direct registered securities, as we will specify in the applicable prospectus supplement. This means securities may be registered in book-entry form with our transfer agent or other agents through a permitted direct registration program, or may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the legal holders, and not the direct holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, the Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only as a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in this prospectus. Selling securityholders named in a prospectus supplement may use this prospectus in connection with the resale of shares of our common stock acquired by the selling securityholder prior to the original date of filing of the registration statement of which this prospectus is a part either (i) from us pursuant to the conversion of shares of common stock of Graystone Financial Corp. acquired from Graystone Financial Corp. without registration under the Securities Act of 1933, as amended, and subsequently converted into our shares pursuant to the merger on March 31, 2009 of Graystone Financial Corp. with and into Tower Bancorp, Inc., or pursuant to equity compensation plans or other stock-based plans adopted by us or Graystone Financial Corp., or (ii) in open market transactions.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more investors.

We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters or placement agents, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed to be paid to dealers; and

•	any securities exchange or market on which the securities may be listed or quoted.

Any initial public offering price and any discounts or concessions allowed or reallowed to be paid to dealers may be changed from time to time.

In addition, selling securityholders may use this prospectus to offer shares of our common stock.

Unless stated otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions set forth in the applicable underwriting agreement, and generally the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We or our agents may solicit offers to purchase securities from time to time. Unless stated otherwise in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

In connection with the sale of securities, underwriters or agents may receive compensation (in the form of fees, discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any compensation paid to them, in the related prospectus supplement.

Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, dealers or agents may make with respect to these liabilities.

If stated in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain investors to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement and the applicable prospectus supplement will set forth the commission payable for solicitation of these contracts.

The securities we may offer, other than common stock, will be new issues of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for any of our securities. Any underwriter may make a market in these securities. However, no underwriter will be obligated to do so, and any underwriter may discontinue any market making at any time, without prior notice.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market, Inc. may engage in passive market making transactions in our common stock, preferred stock and warrants, as applicable, on the NASDAQ Stock Market, Inc. in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Rhoads & Sinon LLP, Harrisburg, Pennsylvania. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the selling securityholders, underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

Smith Elliot Kearns & Company, LLC, an independent registered public accounting firm, has audited Tower Bancorp, Inc.’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference in reliance on Smith Elliot Kearns & Company, LLC’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Graystone Financial Corp. as of December 31, 2008 and 2007, incorporated by reference from the current report on Form 8-K/A of Tower Bancorp, Inc. filed with the Securities and Exchange Commission on June 1, 2009, in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Beard Miller Company LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

You should rely only on the information in our prospectus, any applicable prospectus supplement, any related free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

                          Shares

Common Stock

PROSPECTUS SUPPLEMENT

Keefe, Bruyette & Woods

Sandler O’Neill + Partners, L.P.

Janney Montgomery Scott

December     , 2010